Exhibit 10.2

CERTIFICATE OF DESIGNATIONS, PREFERENCES
AND RIGHTS OF SERIES A-1 CONVERTIBLE PREFERRED SHARES
OF
CANAAN INC.

Canaan Inc. (the “Company”), an exempted company incorporated and existing under the Companies Act (As Revised) of the Cayman Islands (the “Companies Act”), does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Company (the “Board”) by the Amended and Restated Memorandum and Articles of Association of the Company (the “Memorandum and Articles of Association”), and pursuant to the provisions of the Companies Act, the Board adopted resolutions (i) re-designating 200,000 authorized but unissued class A ordinary shares, par value US$0.00000005 (the “Class A Ordinary Shares”) each into Series A-1 Preferred Shares (as defined below) , and (ii) providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of 200,000 Series A-1 Preferred Shares of the Company, as follows:

RESOLVED, that pursuant and in accordance with the authority delegated to the Board under Article 9 of the Memorandum and Articles of Association, the authorized share capital of the Company be re-designated from US$50,000 divided into 1,000,000,000,000 shares comprising (i) 999,643,250,556 Class A Ordinary Shares, (ii) 356,624,444 class B ordinary shares, par value US$0.0000005 each (the “Class B Ordinary Shares”, and together with the Class A Ordinary Shares, the “Ordinary Shares”), and (iii) 125,000 Series A Convertible Preferred Shares, par value US$0.00000005 per share (the “Series A Preferred Shares”), to US$50,000 divided into 1,000,000,000,000 shares comprising (i) 999,643,050,556 Class A Ordinary Shares, (ii) 356,624,444 Class B Ordinary Shares, (iii) 125,000 Series A Preferred Shares, and (iv) 200,000 Series A-1 Convertible Preferred Shares, par value US$0.00000005 (the “Series A-1 Preferred Shares”), by the re-designation of 200,000 authorized but unissued Class A Ordinary Shares in the authorized share capital of the Company as 200,000 Series A-1 Preferred Shares, which shall have the following powers, designations, preferences and other special rights:

(1)            RANKING. The Series A-1 Preferred Shares shall rank prior and superior to all of the Ordinary Shares and any other shares in the capital of the Company (other than the Series A Preferred Shares) with respect to the preferences as to dividends, distributions and payments upon a Liquidation Event (such shares being referred to hereinafter collectively as “Junior Shares”). The rights of the Junior Shares shall be of junior rank to and subject to the preferences and relative rights of the Series A-1 Preferred Shares. The Series A-1 Preferred Shares shall rank equally with the Series A Preferred Shares with respect to the preferences as to dividends, distributions and payments upon a Liquidation Event.

(2)            PAYMENTS OF STATED VALUE; PREPAYMENT. If any Series A-1 Preferred Shares remain issued and outstanding on the Maturity Date, the Company shall redeem such Series A-1 Preferred Shares in cash in an amount equal to 105% of the Conversion Amount (as defined in Section 5(b)(i)) for each such Series A-1 Preferred Share. The “Maturity Date” with respect to any Series A-1 Preferred Shares shall be the date that is twelve (12) months immediately following the applicable Issuance Date of such Series A-1 Preferred Shares, as may be extended at the option of each Holder (i) in the event that, and for so long as, a Triggering Event (as defined in Section 6(a)) shall have occurred and be continuing on the Maturity Date (as may be extended pursuant to this Section 2) or any event shall have occurred and be continuing on the Maturity Date (as may be extended pursuant to this Section 2) that with the passage of time and the failure to cure would result in a Triggering Event and (ii) through the date that is ten (10) Business Days after the consummation of a Change of Control in the event that a Change of Control is publicly announced or a Change of Control Notice (as defined in Section 7(c)) is delivered prior to the Maturity Date. Other than as specifically permitted by this Certificate of Designations, the Company may not prepay any portion of the outstanding Stated Value, accrued and unpaid dividends, if any, or accrued and unpaid Late Charges (as defined in Section 26(b)) on Stated Value and dividends, if any.

(3)            LIQUIDATION.

(a)            Preferential Payment to Holders. In the event of a Liquidation Event, holders of Series A-1 Preferred Shares (each, a “Holder” and collectively, the “Holders”) shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its shareholders (the “Liquidation Funds”), upon such Liquidation Event, but before any amount shall be paid to the holders of any Junior Shares, an amount per Series A-1 Preferred Share equal to the greater of (i) the Conversion Amount and (ii) the amount that would have been received had such Series A-1 Preferred Shares been converted into the Class A Ordinary Shares underlying the ADSs issuable upon conversion of the Series A-1 Preferred Shares immediately prior to such Liquidation Event at the then effective Alternate Conversion Price (without regard to any limitations on conversion); provided that, if the Liquidation Funds are insufficient to pay the full amount due to the Holders and holders of shares of other classes or series of preferred shares of the Company, if any, that are of equal rank with the Series A-1 Preferred Shares as to payments of Liquidation Funds (such shares being referred to hereinafter collectively as “Pari Passu Shares”), if any, then each Holder and each holder of any such Pari Passu Shares shall receive a percentage of the Liquidation Funds equal to the full amount of Liquidation Funds payable to such Holder as a liquidation preference, in accordance with their respective Certificate of Designations, Preferences and Rights, as a percentage of the full amount of Liquidation Funds payable to all holders of Series A-1 Preferred Shares and Pari Passu Shares.

(b)            Maximum Percentage. Notwithstanding the foregoing, to the extent that a Holder’s right to participate in any liquidation pursuant to this Section 3 would result in such Holder and such Holder’s other Attribution Parties exceeding the Maximum Percentage (as defined in Section 5(d)), if applicable, then such Holder shall not be entitled to participate in such liquidation to such extent (and shall not be entitled to beneficial ownership of such Class A Ordinary Shares as a result of such liquidation (and beneficial ownership) to such extent) and the portion of such liquidation shall be held in abeyance for such Holder until such time or times as its right thereto would not result in such Holder and its other Attribution Parties exceeding the Maximum Percentage, if applicable, at which time or times such Holder shall be granted such rights (and any rights under this Section 3 to be held similarly in abeyance) to the same extent as if there had been no such limitation.

(4)           DIVIDENDS.

(a)           From and after the applicable Issuance Date, the Holders shall be entitled to receive dividends per Series A-1 Preferred Share when, as and if declared by the Board.

(b)           In addition to the dividends, if any, referred to in Section 4(a), from and after each Issuance Date, the Holders shall be entitled to receive such dividends paid and distributions made to the holders of ADSs or Class A Ordinary Shares to the same extent as if such Holders had converted the Series A-1 Preferred Shares into ADSs or Class A Ordinary Shares underlying such ADSs (without regard to any limitations on conversion and assuming for such purpose that the Series A-1 Preferred Shares were converted at the Alternate Conversion Price as of the applicable record date) and had held such ADSs or Class A Ordinary Shares on the record date for such dividends and distributions. Payments under the preceding sentence shall be made concurrently with the dividends or distribution to the holders of ADSs or Class A Ordinary Shares. Following the occurrence of a Liquidation Event and the payment in full to a Holder of its applicable liquidation preference as set forth in Section 3 above, such Holder shall cease to have any rights hereunder to participate in any future dividends or distributions made to the holders of ADSs or Class A Ordinary Shares. The Company shall not declare or pay any dividends on any Junior Shares or Pari Passu Shares unless the Holders of Series A-1 Preferred Shares then issued and outstanding shall simultaneously receive dividends on a pro rata basis as if the Series A-1 Preferred Shares had been converted into ADSs or the underlying Class A Ordinary Shares represented by such ADSs issuable upon conversion of the Series A-1 Preferred Shares pursuant to Section 5 immediately prior to the record date for determining the shareholders eligible to receive such dividends (without regard to any limitations on conversion). Notwithstanding the foregoing, to the extent that a Holder’s right to participate in any such dividends or distribution pursuant to this Section 4 would result in such Holder and its other Attribution Parties exceeding the Maximum Percentage, then such Holder shall not be entitled to participate in such dividends or distribution to such extent (and shall not be entitled to beneficial ownership of such Class A Ordinary Shares as a result of such dividends or distribution (and beneficial ownership) to such extent) and the portion of such dividends or distribution shall be held in abeyance for such Holder until such time or times as its right thereto would not result in such Holder and its other Attribution Parties exceeding the Maximum Percentage, at which time or times such Holder shall be granted such rights (and any rights under this Section 4 on such initial rights or on any subsequent such rights to be held similarly in abeyance) to the same extent as if there had been no such limitation.

(5)           CONVERSION OF SERIES A-1 PREFERRED SHARES. The Series A-1 Preferred Shares shall be convertible into Class A Ordinary Shares that can be deposited with the Depositary for the issuance of ADSs at any time or times following the applicable Issuance Date of such Series A-1 Preferred Shares on the terms and conditions set forth in this Section 5.

(a)            Conversion Right. Subject to the provisions of Section 5(d), at any time or times on or after the applicable Issuance Date, any Holder shall be entitled to convert any portion of the outstanding and unpaid Conversion Amount into fully paid and non-assessable ADSs in accordance with Section 5(c), at the Conversion Rate (as defined below), subject to the delivery of legal opinion(s) and representation letter(s) in form and substance reasonably satisfactory to the Depositary in connection with such proposed conversion and deposit of the ADSs (if so requested by the Depositary). The Company shall not issue any fraction of an ADS upon any conversion. If the issuance would result in the issuance of a fraction of an ADS, the Company shall round such fraction of ADS up to the nearest whole share. The Company shall pay any and all transfer, stamp and similar taxes that may be payable with respect to the issuance and delivery of ADSs upon conversion of any Conversion Amount.

(b)            Conversion Rate. The number of ADSs issuable upon conversion of any Conversion Amount pursuant to Section 5(a) shall be determined by dividing (x) such Conversion Amount by (y) the Conversion Price less the Issuance Fee (as defined below) (the “Conversion Rate”).

(i)            “Conversion Amount” means the sum of (A) the portion of the Stated Value to be converted, redeemed or otherwise with respect to which this determination is being made, (B) accrued and unpaid dividends, if any, with respect to such Stated Value, and (C) accrued and unpaid Late Charges, if any, with respect to such Stated Value and dividends.

(ii)            “Conversion Price” means, as of any Conversion Date or other date of determination, the lower of (x) US$4.00 (the “Fixed Conversion Price”) and (y) the Market Price as in effect on the applicable date of determination, subject to adjustment as provided herein.

(iii)            “Issuance Fee” means the fee charged by the Depositary (as defined in the Securities Purchase Agreement (as defined below)) for the issuance of each ADS.

(c)            Mechanics of Conversion.

(i)            Optional Conversion. To convert Series A-1 Preferred Shares into ADSs on any date (a “Conversion Date”), a Holder shall (A) deliver on or prior to 11:59 p.m., New York time, on such date, a copy of an executed notice of conversion in the form attached hereto as Exhibit I (a “Conversion Notice”) to the Company and (B) if required by Section 5(c)(iv), but without delaying the Company’s requirement to deliver ADSs on the applicable Share Delivery Date (as defined below), surrender the original certificates representing the Series A-1 Preferred Shares (the “Series A-1 Preferred Share Certificates”) being converted to a common carrier for delivery to the Company as soon as practicable on or following such date (or an indemnification undertaking with respect to such Series A-1 Preferred Share Certificates in the case of its loss, theft, destruction or mutilation in compliance with the procedures set forth in Section 28). In lieu of converting the accrued and unpaid dividends, if any, on the portion of the Conversion Amount that a Holder elects to convert and Late Charges, if any, on such Conversion Amount and dividends in a number of fully paid and nonassessable ADSs (rounded to the nearest whole share in accordance with Section 5(a)), such Holder may indicate in a Conversion Notice it elects to have all or any portion of any accrued and unpaid dividends on such Conversion Amount and Late Charges, if any, on such Conversion Amount and dividends be paid in cash, by wire transfer of immediately available funds in accordance with the Holder’s wire instructions. No ink-original Conversion Notice shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Conversion Notice be required. Notwithstanding anything herein to the contrary, if, by virtue of clause (y) of the definition of “Conversion Price”, the Conversion Price with respect to a Holder’s conversion of Series A-1 Preferred Shares is less than the Conversion Price specified by such Holder in its Conversion Notice, such Holder may, in its sole and absolute discretion, deliver an updated Conversion Notice to the Company on or before the first (1st) Trading Day immediately following the delivery by a Holder of its Conversion Notice (an “Updated Conversion Notice”) updating (x) the Conversion Price (and aggregate number of ADSs to be issued upon such conversion) and (y) the aggregate number of Series A-1 Preferred Shares subject to such Conversion Notice, as specified in such Holder’s Conversion Notice.

(ii)            Company’s Response. On or before the first (1st) Business Day following the date of delivery of a Conversion Notice, the Company shall transmit via electronic mail a confirmation of receipt of such Conversion Notice to the applicable Holder and the Company’s transfer agent (the “Transfer Agent”) and Depositary. On or before the sixth (6th) Business Day following the date on which a Holder has delivered a Conversion Notice to the Company, provided, however that if a Holder delivers an Updated Conversion Notice to the Company after 10:00 a.m., New York time on the Trading Day immediately following the applicable Conversion Date, such date, solely with respect to the applicable conversion by such Holder, shall be extended by one (1) Trading Day (a “Share Delivery Date”), the Company shall cause the Depositary to credit such aggregate number of ADSs to which such Holder shall be entitled to such Holder’s or its designee’s balance account with the Depository Trust Company (“DTC”). If the number of Series A-1 Preferred Shares represented by the Series A-1 Preferred Share Certificate(s) submitted for conversion, as required by Section 5(c)(iv), is greater than the number of Series A-1 Preferred Shares being converted, then the Company shall as soon as practicable and in no event later than three (3) Business Days after receipt of the Series A-1 Preferred Share Certificate(s) and at its own expense, issue and deliver to such Holder a new Series A-1 Preferred Share Certificate representing the number of Series A-1 Preferred Shares not converted. The Person or Persons entitled to receive the ADSs issuable upon a conversion of Series A-1 Preferred Shares shall be treated for all purposes as the record holder or holders of such ADSs and underlying Class A Ordinary Shares on the applicable Conversion Date, irrespective of the date such ADSs are credited to such Holder’s account with DTC.

(iii)           Company’s Failure to Timely Convert. If the Company shall fail on or prior to the applicable Share Delivery Date to cause the Depositary to credit such Holder’s balance account with DTC for the number of ADSs to which such Holder is entitled upon such Holder’s conversion of any Conversion Amount (a “Conversion Failure”), then (A) if such Conversion Failure continues for five (5) consecutive Trading Days, the Company shall pay damages to such Holder for each Trading Day following such fifth (5th) consecutive Trading Day of such Conversion Failure in an amount equal to 1.5% of the product of (1) the sum of the number of ADSs not issued to such Holder on or prior to the Share Delivery Date and to which such Holder is entitled, and (2) any trading price of the ADSs selected by such Holder in writing as in effect at any time during the period beginning on the applicable Conversion Date and ending on the date of such payment and (B) such Holder, upon written notice to the Company, may void its Conversion Notice with respect to, and retain or have returned, as the case may be, any portion of such Holder’s Series A-1 Preferred Shares that has not been converted pursuant to such Conversion Notice; provided that the voiding of a Conversion Notice shall not affect the Company’s obligations to make any payments which have accrued prior to the date of such notice. In addition to the foregoing, if the Company shall fail on or prior to the applicable Share Delivery Date to cause the Depositary to credit such Holder’s balance account with DTC for the number of ADSs to which such Holder is entitled upon such Holder’s conversion of any Conversion Amount or on any date of the Company’s obligation to cause the Depositary to deliver ADSs as contemplated pursuant to clause (y) below, and if on or after such Trading Day such Holder purchases (in an open market transaction or otherwise) ADSs to deliver in satisfaction of a sale by such Holder of ADSs issuable upon such conversion that such Holder anticipated receiving from the Company (a “Buy-In”), then the Company shall, within five (5) Trading Days after such Holder’s request and in such Holder’s discretion, either (x) pay cash to such Holder in an amount equal to such Holder’s total purchase price (including brokerage commissions and other out-of-pocket expenses, if any) for the ADSs so purchased (the “Buy-In Price”), at which point the Company’s obligation to issue and deliver such certificate or credit such Holder’s balance account with DTC for the ADSs to which such Holder is entitled upon such Holder’s conversion of the applicable Conversion Amount shall terminate, or (y) promptly honor its obligation to credit such Holder’s balance account with DTC for such ADSs and pay cash to such Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of ADSs, times (B) the price at which the sell order giving rise to such purchase obligation was executed. Notwithstanding the foregoing, on up to two (2) separate occasions, the Company, at its election, will have an additional ten (10) Trading Days following the five (5) Trading Day grace period following the Conversion Failure to deliver the applicable ADSs without the application of the failure to deliver fees set forth above.

(iv)          Book-Entry. Notwithstanding anything to the contrary set forth herein, upon conversion of Series A-1 Preferred Shares in accordance with the terms hereof, a Holder shall not be required to physically surrender the certificate representing the Series A-1 Preferred Shares to the Company unless (A) the full or remaining number of Series A-1 Preferred Shares represented by the certificate are being converted or (B) a Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of Series A-1 Preferred Shares upon physical surrender of any Series A-1 Preferred Shares. Each Holder and the Company shall maintain records showing the number of Series A-1 Preferred Shares so converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holders and the Company, so as not to require physical surrender of the certificate representing the Series A-1 Preferred Shares upon each such conversion. If the Company does not update its records to record such Stated Value, dividends and Late Charges converted and/or paid (as the case may be) and the dates of such conversions and/or payments (as the case may be) within two (2) Business Days of such occurrence, then the Company’s records shall be automatically deemed updated to reflect such occurrence. In the event of any dispute or discrepancy, such records of the Company establishing the number of Series A-1 Preferred Shares to which the record holder is entitled shall be controlling and determinative in the absence of manifest error. Notwithstanding the foregoing, if Series A-1 Preferred Shares represented by a certificate are converted as aforesaid, a Holder may not transfer the certificate representing the Series A-1 Preferred Shares unless such Holder first physically surrenders the certificate representing the Series A-1 Preferred Shares to the Company, whereupon the Company will forthwith issue and deliver upon the order of such Holder a new certificate of like tenor, registered as such Holder may request, representing in the aggregate the remaining number of Series A-1 Preferred Shares represented by such certificate. A Holder and any assignee, by acceptance of a certificate, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of any Series A-1 Preferred Shares, the number of Series A-1 Preferred Shares represented by such certificate may be less than the number of Series A-1 Preferred Shares stated on the face thereof. Each certificate for Series A-1 Preferred Shares shall bear the following legend:

ANY TRANSFEREE OF THIS CERTIFICATE SHOULD CAREFULLY REVIEW THE TERMS OF THE COMPANY’S CERTIFICATE OF DESIGNATIONS RELATING TO THE SERIES A-1 PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE, INCLUDING SECTION 5(c)(iv) THEREOF. THE NUMBER OF SERIES A-1 PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE MAY BE LESS THAN THE NUMBER OF SERIES A-1 PREFERRED SHARES STATED ON THE FACE HEREOF PURSUANT TO SECTION 5(c)(iv) OF THE CERTIFICATE OF DESIGNATIONS RELATING TO THE SERIES A-1 PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE.

(v)           Pro Rata Conversion; Disputes. In the event the Company receives a Conversion Notice from more than one Holder for the same Conversion Date and the Company can convert some, but not all, of such Series A-1 Preferred Shares submitted for conversion, the Company, subject to Section 5(d), shall convert from each Holder electing to have Series A-1 Preferred Shares converted on such date, a pro rata amount of such Holder’s Series A-1 Preferred Shares submitted for conversion based on the Stated Value of Series A-1 Preferred Shares submitted for conversion on such date by such Holder relative to the Stated Value of all Series A-1 Preferred Shares submitted for conversion on such date. In the event of a dispute as to the number of ADSs issuable to a Holder in connection with a conversion of Series A-1 Preferred Shares, the Company shall issue to such Holder the number of ADSs not in dispute and resolve such dispute in accordance with Section 26. If a Conversion Notice delivered by a Holder to the Company would result in a breach of Section 5(d) below, and such Holder does not elect in writing to withdraw, in whole, such Conversion Notice, the Company shall hold such Conversion Notice in abeyance for such Holder until such time as such Conversion Notice may be satisfied without violating Section 5(d) below (with such calculations thereunder made as of the date such Conversion Notice was initially delivered to the Company).

(d)           Beneficial Ownership Conversion Limitation. Notwithstanding anything to the contrary contained herein, the Company shall not issue any Series A-1 Preferred Shares pursuant to the terms of this Certificate of Designations, and Holder shall not have the right to any Series A-1 Preferred Shares otherwise issuable pursuant to the terms of this Certificate of Designations and such issuance shall be null and void and treated as if never made, to the extent that after giving effect to such issuance, such Holder together with the other Attribution Parties collectively would beneficially own in excess of 4.99% or 9.99%, as the Buyers shall have indicated on their respective signature pages attached to the Securities Purchase Agreement or as any subsequent transferee of Series A-1 Preferred Shares indicates in a written notice to the Company (as applicable, the “Maximum Percentage”) of the Class A Ordinary Shares issued and outstanding immediately after giving effect to such issuance. For purposes of the foregoing sentence, the aggregate number of Class A Ordinary Shares beneficially owned by a Holder and its other Attribution Parties shall include the number of Class A Ordinary Shares (including those underlying any ADSs) held by such Holder and all other Attribution Parties plus the number of Class A Ordinary Shares underlying the ADSs issuable upon conversion of the Series A-1 Preferred Shares with respect to which the determination of such sentence is being made, but shall exclude Class A Ordinary Shares (including the Class A Ordinary Shares underlying ADSs) which would be issuable upon (A) conversion of the remaining, nonconverted Series A-1 Preferred Shares beneficially owned by such Holder or any of the other Attribution Parties and (B) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any convertible notes or convertible preferred shares or warrants) beneficially owned by such Holder or any other Attribution Party subject to a limitation on conversion or exercise analogous to the limitation contained in this Section 5(d). For purposes of this Section 5(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act. For purposes of determining the number of ADSs a Holder may acquire upon the conversion of Series A-1 Preferred Shares without exceeding the Maximum Percentage, such Holder may rely on the number of issued and outstanding Class A Ordinary Shares as reflected in (x) the Company’s most recent Annual Report on Form 20-F, Report of Foreign Private Issuer on Form 6-K or other public filing with the SEC, as the case may be, (y) a more recent public announcement by the Company or (z) any other written notice by the Company or the Transfer Agent setting forth the number of Class A Ordinary Shares issued and outstanding (the “Reported Outstanding Share Number”). If the Company receives a Conversion Notice from a Holder at a time when the actual number of issued and outstanding Class A Ordinary Shares is less than the Reported Outstanding Share Number, the Company shall notify such Holder in writing of the number of Class A Ordinary Shares then outstanding and, to the extent that such Conversion Notice would otherwise cause such Holder’s beneficial ownership, as determined pursuant to this Section 5(d), to exceed the Maximum Percentage, such Holder must notify the Company of a reduced number of ADSs to be purchased pursuant to such Conversion Notice. For any reason at any time, upon the written request of any Holder, the Company shall within one (1) Trading Day confirm in writing or by electronic mail to such Holder the number of Class A Ordinary Shares then outstanding. In any case, the number of issued and outstanding Class A Ordinary Shares shall be determined after giving effect to the conversion or exercise of securities of the Company, including the Series A-1 Preferred Shares, by such Holder and any other Attribution Party since the date as of which the Reported Outstanding Share Number was reported. In the event that the issuance of ADSs to a Holder upon conversion of such Holder’s Series A-1 Preferred Shares results in such Holder and the other Attribution Parties being deemed to beneficially own, in the aggregate, more than the Maximum Percentage of the number of issued and outstanding Class A Ordinary Shares (as determined under Section 13(d) of the Exchange Act), the number of ADSs so issued by which such Holder’s and the other Attribution Parties’ aggregate beneficial ownership exceeds the Maximum Percentage (the “Excess Shares”) shall be deemed null and void and shall be cancelled ab initio, and such Holder shall not have the power to vote or to transfer the Excess Shares. Upon delivery of a written notice to the Company, any Holder may from time to time increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99% as specified in such notice; provided that (i) any such increase in the Maximum Percentage will not be effective until the sixty-first (61st) day after such notice is delivered to the Company and (ii) any such increase or decrease will apply only to such Holder and its other Attribution Parties and not to any other holder of Series A-1 Preferred Shares that is not an Attribution Party of such Holder. For purposes of clarity, the Class A Ordinary Shares underlying ADSs issuable with respect to the Series A-1 Preferred Shares in excess of the Maximum Percentage shall not be deemed to be beneficially owned by a Holder for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the Exchange Act. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 5(d) to the extent necessary to correct this paragraph (or any portion of this paragraph) which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section 5(d) or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitation contained in this paragraph may not be waived and shall apply to a successor holder of Series A-1 Preferred Shares.

(e)            Adjustments to Fixed Conversion Price. The Fixed Conversion Price will be subject to adjustment from time to time as provided in this Section 5(e).

(i)            Adjustment of Fixed Conversion Price upon Issuance of ADSs or Class A Ordinary Shares. If and whenever on or after the Subscription Date, the Company issues or sells, or in accordance with this Section 5(e)(i) is deemed to have issued or sold, any ADSs or Class A Ordinary Shares (including the issuance or sale of ADSs or Class A Ordinary Shares owned or held by or for the account of the Company, but excluding ADSs or Class A Ordinary Shares issued or sold or deemed to have been issued or sold in connection with any Excluded Securities) for a consideration per share (after giving effect, in the case of any issuance or sale or deemed issuance or sale of Class A Ordinary Shares, to the ratio of Class A Ordinary Shares to ADSs) (the “New Issuance Price”) less than a price (after giving effect, in the case of any issuance or sale or deemed issuance or sale of Class A Ordinary Shares, to the ratio of Class A Ordinary Shares to ADSs) (the “Applicable Price”) equal to the Fixed Conversion Price in effect immediately prior to such issuance or sale or deemed issuance or sale (the foregoing, a “Dilutive Issuance”), then immediately after such Dilutive Issuance, the Fixed Conversion Price then in effect shall be reduced to an amount equal to the New Issuance Price. For purposes of determining the adjusted Fixed Conversion Price under this Section 5(e)(i), the following shall be applicable:

(A)            Issuance of Options. If the Company in any manner grants or sells any Options and the lowest price per share for which one ADS or Class A Ordinary Share is issuable upon the exercise of any such Option or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option is less than the Applicable Price, then such ADS or Class A Ordinary Share shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per share. For purposes of this Section 5(e)(i)(A), the “lowest price per share for which one ADS or Class A Ordinary Share is issuable upon the exercise of any such Option or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one ADS or Class A Ordinary Share upon the granting or sale of the Option, upon exercise of the Option and upon conversion, exercise or exchange of any Convertible Security issuable upon exercise of such Option less any consideration paid or payable by the Company with respect to such one ADS or Class A Ordinary Share upon the granting or sale of such Option, upon exercise of such Option and upon conversion, exercise or exchange of any Convertible Security issuable upon exercise of such Option. No further adjustment of the Fixed Conversion Price shall be made upon the actual issuance of such ADSs or Class A Ordinary Shares or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such ADSs or Class A Ordinary Shares upon conversion, exercise or exchange of such Convertible Securities.

(B)            Issuance of Convertible Securities. If the Company in any manner issues or sells any Convertible Securities and the lowest price per share for which one ADS or Class A Ordinary Share is issuable upon the conversion, exercise or exchange thereof is less than the Applicable Price, then such ADS or Class A Ordinary Share shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this Section 5(e)(i)(B), the “lowest price per share for which one ADS or Class A Ordinary Share is issuable upon the conversion, exercise or exchange” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one ADS or Class A Ordinary Share upon the issuance or sale of the Convertible Security and upon conversion, exercise or exchange of such Convertible Security less any consideration paid or payable by the Company with respect to such one ADS or Class A Ordinary Share upon the issuance or sale of such Convertible Security and upon conversion, exercise or exchange of such Convertible Security. No further adjustment of the Fixed Conversion Price shall be made upon the actual issuance of such ADSs or Class A Ordinary Shares upon conversion, exercise or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of the Fixed Conversion Price had been or are to be made pursuant to other provisions of this Section 5(e)(i), no further adjustment of the Fixed Conversion Price shall be made by reason of such issue or sale.

(C)            Change in Option Price or Rate of Conversion. If the purchase or exercise price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exercise or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exercisable or exchangeable for ADSs or Class A Ordinary Shares increases or decreases at any time, the Fixed Conversion Price in effect at the time of such increase or decrease shall be adjusted to the Fixed Conversion Price which would have been in effect at such time had such Options or Convertible Securities provided for such increased or decreased purchase price, additional consideration or increased or decreased conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section 5(e)(i)(C), if the terms of any Option or Convertible Security that was outstanding as of the Subscription Date are increased or decreased in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the ADSs and/or Class A Ordinary Shares deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such increase or decrease. No adjustment pursuant to this Section 5(e)(i) shall be made if such adjustment would result in an increase of the Fixed Conversion Price then in effect.

(D)            Calculation of Consideration Received. In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction, (x) the Options will be deemed to have been issued for the Option Value of such Options and (y) the other securities issued or sold in such integrated transaction shall be deemed to have been issued or sold for the difference of (I) the aggregate consideration received by the Company less any consideration paid or payable by the Company pursuant to the terms of such other securities of the Company, less (II) the Option Value of such Options. If any ADSs or Class A Ordinary Shares, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received or receivable therefor will be deemed to be the net amount received by the Company therefor. If any ADSs, Class A Ordinary Shares, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of such consideration received by the Company will be the fair value of such consideration, except where such consideration consists of publicly traded securities, in which case the amount of consideration received by the Company will be the Closing Sale Price of such publicly traded securities on the date of receipt of such publicly traded securities. If any ADSs, Class A Ordinary Shares, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such ADSs or Class A Ordinary Shares, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or publicly traded securities will be determined jointly by the Company and the Required Holders. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five (5) Business Days after the tenth (10th) day following the Valuation Event by an independent, reputable appraiser jointly selected by the Company and the Required Holders. The determination of such appraiser shall be final and binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company. Notwithstanding anything to the contrary contained herein, if any calculation pursuant to this Section 5(e)(i)(D) would result in a dollar value that is lower than the par value of the Class A Ordinary Shares, then such dollar value shall be deemed to equal the par value of the Class A Ordinary Shares.

(E)            Record Date. If the Company takes a record of the holders of ADSs or Class A Ordinary Shares for the purpose of entitling them (I) to receive a dividend or other distribution payable in ADSs, Class A Ordinary Shares, Options or in Convertible Securities or (II) to subscribe for or purchase ADSs, Class A Ordinary Shares, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the ADSs or Class A Ordinary Shares deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(F)            Readjustments. If the Fixed Conversion Price has been adjusted pursuant to this Section 5(e)(i) and the Dilutive Issuance that triggered such adjustment does not occur, is not consummated, is unwound or is cancelled after the fact for any reason whatsoever, the Fixed Conversion Price shall be readjusted to the Fixed Conversion Price in effect immediately prior to such adjustment pursuant to this Section 5(e)(i).

(f)            Adjustment of Fixed Conversion Price upon Subdivision or Combination of ADSs or Class A Ordinary Shares. If the Company at any time on or after the Subscription Date subdivides (by any share split, share dividend, recapitalization or otherwise) one or more classes of its outstanding ADSs or Class A Ordinary Shares into a greater number of ADSs or Class A Ordinary Shares, as applicable, the Fixed Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time on or after the Subscription Date combines (by combination, reverse share split or otherwise) one or more classes of its outstanding ADSs or Class A Ordinary Shares into a smaller number of ADSs or Class A Ordinary Shares, as applicable, the Fixed Conversion Price in effect immediately prior to such combination will be proportionately increased. Any adjustment under this Section 5(e)(i) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(g)            Voluntary Adjustment by Company. The Company may at any time, with the prior written consent of the Required Holders, reduce the then current Fixed Conversion Price to any amount and for any period of time deemed appropriate by the Board.

(h)            Change in ADS Ratio. If after the Subscription Date the ratio of ADSs to Class A Ordinary Shares is increased or reduced, then the number of ADSs to be delivered upon conversion of the Series A-1 Preferred Shares, the Conversion Price and any other prices referenced herein will be appropriately adjusted.

(i)            Change from ADSs to Class A Ordinary Shares. Notwithstanding anything herein to the contrary, any Holder, in its sole and absolute discretion, may elect to receive Class A Ordinary Shares upon conversion of such Holder’s Series A-1 Preferred Shares, in which case such Series A-1 Preferred Shares shall then become convertible for Class A Ordinary Shares, and (i) the number of Class A Ordinary Shares to be issued and delivered upon conversion of such Series A-1 Preferred Shares will equal the number of Class A Ordinary Shares underlying the ADSs issuable upon conversion of such Series A-1 Preferred Shares immediately prior to such change (without regard to any limitation on conversion set forth herein), (ii) the Conversion Price and any other prices referenced herein shall be proportionately adjusted and (iii) in such instances, all references herein to ADSs issuable upon conversion of the Series A-1 Preferred Shares shall be deemed to be references to the Class A Ordinary Shares and shall be read with any appropriate adjustments.

(j)            Right of Alternate Conversion Upon a Triggering Event.

(A)            General. Subject to Section 5(d), at any time after a Triggering Event has occurred and is continuing, such Holder may, at such Holder’s option, convert (each, an “Alternate Conversion”, and the date of such Alternate Conversion, each, an “Alternate Conversion Date”) all, or any part of, the applicable Conversion Amount (such portion of the Conversion Amount subject to such Alternate Conversion, each, an “Alternate Conversion Amount”) into ADSs by dividing (x) the applicable Conversion Amount, by (y) the Alternate Conversion Price.

(B)            Mechanics of Alternate Conversion. On any Alternate Conversion Date, such Holder may voluntarily convert any Alternate Conversion Amount pursuant to Section 5(c) (with “Alternate Conversion Price” replacing “Conversion Price” for all purposes hereunder with respect to such Alternate Conversion and with “115% of the Conversion Amount” replacing “Conversion Amount” in clause (x) of the definition of Conversion Rate above with respect to such Alternate Conversion) by designating in the applicable Conversion Notice delivered pursuant to this Section 5(j) that such Holder is electing to use the Alternate Conversion Price for such conversion. Notwithstanding anything to the contrary in this Section 5(j), but subject to Section 5(d), until the Company delivers ADSs representing the applicable Alternate Conversion Amount to such Holder, such Alternate Conversion Amount may be converted by such Holder into ADSs pursuant to Section 5(c) without regard to this Section 5(j).

(C)            Notwithstanding the foregoing, if the Triggering Event has been cured or waived, such Holder shall not be entitled to the right of Alternate Conversion with respect to such Triggering Event that has been cured or waived.

(6)            RIGHTS UPON TRIGGERING EVENT.

(a)            Triggering Event. Each of the following events shall constitute a “Triggering Event” and each of the events in clauses (vi) and (vii) shall also constitute a “Bankruptcy Triggering Event”:

(i)            (A) the suspension of the ADSs from trading on an Eligible Market for a period of five (5) consecutive Trading Days or for more than an aggregate of ten (10) Trading Days in any 365-day period or (B) the failure of the ADSs to be listed on an Eligible Market;

(ii)           the Company’s (A) failure to cure a Conversion Failure by delivery of the required number of ADSs within ten (10) Business Days after the applicable Conversion Date or (B) written notice to any Holder, including by way of public announcement, or through any of its agents, at any time, of its intention not to comply with a request for conversion of any Series A-1 Preferred Shares into ADSs that is tendered in accordance with the provisions of this Certificate of Designations, other than pursuant to Section 5(d);

(iii)          at any time following the tenth (10th) consecutive Business Day that the Holder’s Authorized Share Allocation (as defined in Section 12(a)) is less than the Holder’s Pro Rata Amount of the Required Reserve Amount (as defined in Section 12(a));

(iv)          the Company’s failure to pay to such Holder any amount of Stated Value, dividends, Late Charges, Redemption Price or other amounts when and as due under this Certificate of Designations or any other Transaction Document, except, in the case of a failure to pay dividends and/or Late Charges when and as due, in which case only if such failure continues for a period of at least an aggregate of ten (10) Business Days;

(v)           there occurs with respect to any Indebtedness of the Company or any of its Subsidiaries having an outstanding principal amount of $25,000,000 or more, (a) an event of default that has caused the holders thereof to declare such Indebtedness to be due and payable prior to its stated maturity and/or (b) the failure to make a principal payment when due;

(vi)          the Company or any of its Significant Subsidiaries, pursuant to or within the meaning of Title 11, U.S. Code, or any similar federal, foreign or state law for the relief of debtors (collectively, “Bankruptcy Law”), (A) commences a voluntary case, (B) consents to the entry of an order for relief against it in an involuntary case, (C) consents to the appointment of a receiver, trustee, assignee, liquidator or similar official (a “Custodian”), (D) makes a general assignment for the benefit of its creditors or (E) admits in writing that it is generally unable to pay its debts as they become due;

(vii)         a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (A) is for relief against the Company or any of its Significant Subsidiaries in an involuntary case, (B) appoints a Custodian of the Company or any of its Significant Subsidiaries or (C) orders the liquidation of the Company or any of its Significant Subsidiaries, and such order or decree remains unstayed and in effect for 60 consecutive days;

(viii)        a final judgment or judgments for the payment of money aggregating in excess of $25,000,000 are rendered against the Company or any of its Subsidiaries and which judgments are not, within sixty (60) days after the entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within sixty (60) days after the expiration of such stay; provided, however, that any judgment which is covered by insurance or an indemnity from a credit worthy party shall not be included in calculating the $25,000,000 amount set forth above so long as the Company provides the Holders a written statement from such insurer or indemnity provider (which written statement shall be reasonably satisfactory to the Holders) to the effect that such judgment is covered by insurance or an indemnity and the Company or such Subsidiary (as the case may be) will receive the proceeds of such insurance or indemnity within thirty (30) days of the issuance of such judgment;

(ix)           any Material Adverse Effect occurs;

(x)            Company breaches: (A) any negative covenant set forth in Section 15 below, or (B) any of the covenants set forth Sections 4(b), (h), (j), (k) or (n) of the Securities Purchase Agreement; and

(xi)           Company breaches: (A) any affirmative covenant set forth in Section 16 below, or (B) any of the covenants in Securities Purchase Agreement not enumerated in subsection (x) above, provided that any such breach would have a Material Adverse Effect and the Buyers shall be required to provide written notice to the Company of a Triggering Event under this section 6(x) and the Company shall have ten (10) days to cure, provided that the incident resulting in such breach would need to be disclosed in the Company’s filing with the SEC under the federal security laws.

(b)           Redemption Right. Upon the occurrence of a Triggering Event, the Company shall within one (1) Business Day deliver written notice thereof via electronic mail (a “Triggering Event Notice”) to the Holders. At any time after the earlier of a Holder’s receipt of a Triggering Event Notice or a Holder becoming aware of a Triggering Event, such Holder may require the Company to redeem (an “Triggering Event Redemption”) all or any portion of such Holder’s Series A-1 Preferred Shares by delivering written notice thereof (the “Triggering Event Redemption Notice”) to the Company, which Triggering Event Redemption Notice shall indicate the number of such Holder’s Series A-1 Preferred Shares that such Holder is electing to require the Company to redeem. Each Series A-1 Preferred Share subject to redemption by the Company pursuant to this Section 6(b) shall be redeemed by the Company in cash within five (5) Trading Days by wire transfer of immediately available funds at a price equal to 115% of the greater of (x) the Conversion Amount being redeemed and (y) the product of (A) the Conversion Amount being redeemed and (B) the quotient determined by dividing (I) the greatest Closing Sale Price of the ADSs during the period beginning on the date immediately preceding such Triggering Event and ending on the date such Holder delivers the Triggering Event Redemption Notice, by (II) the lowest Alternate Conversion Price in effect during such period (the “Triggering Event Redemption Price”). Redemptions required by this Section 6(b) shall be made in accordance with the provisions of Section 13. To the extent redemptions required by this Section 6(b) are deemed or determined by a court of competent jurisdiction to be prepayments of the Series A-1 Preferred Shares by the Company, such redemptions shall be deemed to be voluntary prepayments. Notwithstanding anything to the contrary in this Section 6, but subject to Section 5(d), until the Triggering Event Redemption Price is paid in full, the Conversion Amount submitted for redemption under this Section 6(b) may be converted, in whole or in part, by a Holder into ADSs pursuant to Section 5. The parties hereto agree that in the event of the Company’s redemption of any Series A-1 Preferred Shares under this Section 6(b), each Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for such Holder. Accordingly, any Triggering Event redemption premium due under this Section 6(b) is intended by the parties to be, and shall be deemed, a reasonable estimate of a Holder’s actual loss of its investment opportunity and not as a penalty.

(c)            Redemption upon Bankruptcy Triggering Event. Notwithstanding anything to the contrary herein, and notwithstanding any conversion that is then required or in process, upon any Bankruptcy Triggering Event occurring prior or following to the Maturity Date, the Company shall immediately redeem, in cash, each of the Series A-1 Preferred Shares then outstanding at a redemption price equal to the applicable Triggering Event Redemption Price (calculated as if such Holder shall have delivered the Triggering Event Redemption Notice immediately prior to the occurrence of such Bankruptcy Triggering Event), without the requirement for any notice or demand or other action by any Holder or any other Person, provided that a Holder may, in its sole discretion, waive such right to receive payment upon a Bankruptcy Triggering Event, in whole or in part, and any such waiver shall not affect any other rights of such Holder or any other Holder hereunder, including any other rights in respect of such Bankruptcy Triggering Event, any right to conversion, and any right to payment of such Triggering Event Redemption Price to another Holder or any other Redemption Price, as applicable.

(7)           RIGHTS UPON FUNDAMENTAL TRANSACTION AND CHANGE OF CONTROL.

(a)            Assumption. The Company shall not enter into or be party to a Fundamental Transaction unless the Successor Entity assumes in writing all of the obligations of the Company under this Certificate of Designations and the other Transaction Documents in accordance with the provisions of this Section 7 pursuant to written agreements in form and substance reasonably satisfactory to the Required Holders and approved by the Required Holders prior to such Fundamental Transaction, including agreements to deliver to each Holder in exchange for such Holder’s Series A-1 Preferred Shares a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Certificate of Designations including, without limitation, having a stated value equal to the Stated Value and having similar conversion rights, dividend rights and ranking to the Series A-1 Preferred Shares, and reasonably satisfactory to the Required Holders. No later than (i) thirty (30) days prior to the occurrence or consummation of any Fundamental Transaction or (ii) if later, the first Trading Day following the date the Company first becomes aware of the occurrence or potential occurrence of a Fundamental Transaction, the Company shall deliver written notice thereof via electronic mail and overnight courier to the Holders. Upon the occurrence or consummation of any Fundamental Transaction, and it shall be a required condition to the occurrence or consummation of any Fundamental Transaction that, the Company and the Successor Entity or Successor Entities, jointly and severally, shall succeed to, and the Company shall cause any Successor Entity or Successor Entities to jointly and severally succeed to, and be added to the term “Company” under this Certificate of Designations (so that from and after the date of such Fundamental Transaction, each and every provision of this Certificate of Designations referring to the “Company” shall refer instead to each of the Company and the Successor Entity or Successor Entities, jointly and severally), and the Company and the Successor Entity or Successor Entities, jointly and severally, may exercise every right and power of the Company prior thereto and shall assume all of the obligations of the Company prior thereto under this Certificate of Designations with the same effect as if the Company and such Successor Entity or Successor Entities, jointly and severally, had been named as the Company in this Certificate of Designations; and, solely at the request of a Holder, if the Successor Entity and/or Successor Entities is a publicly traded corporation whose common capital shares are quoted on or listed for trading on an Eligible Market, shall deliver (in addition to and without limiting any right under this Certificate of Designations) to such Holder in exchange for such Holder’s Series A-1 Preferred Shares a security of the Successor Entity and/or Successor Entities evidenced by a written instrument substantially similar in form and substance to the Series A-1 Preferred Shares and convertible for a corresponding number of shares of capital stock of the Successor Entity and/or Successor Entities (the “Successor Capital Shares”) equivalent (as set forth below) to the ADSs acquirable and receivable upon conversion of such Holder’s Series A-1 Preferred Shares (without regard to any limitations on the conversion of the Series A-1 Preferred Shares set forth in this Certificate of Designations) prior to such Fundamental Transaction (such corresponding number of shares of Successor Capital Shares to be delivered to the Holders shall equal the greater of (I) the quotient of (A) the aggregate dollar value of all consideration (including cash consideration and any consideration other than cash (“Non-Cash Consideration”), in such Fundamental Transaction, as such values are set forth in any definitive agreement for the Fundamental Transaction that has been executed at the time of the first public announcement of the Fundamental Transaction or, if no such value is determinable from such definitive agreement, as determined in accordance with Section 25 with the term “Non-Cash Consideration” being substituted for the term “Conversion Price”) that such Holder would have been entitled to receive upon the happening of such Fundamental Transaction or the record, eligibility or other determination date for the event resulting in such Fundamental Transaction, had such Holder’s Series A-1 Preferred Shares been converted immediately prior to such Fundamental Transaction or the record, eligibility or other determination date for the event resulting in such Fundamental Transaction (without regard to any limitations on the conversion of the Series A-1 Preferred Shares) (the “Aggregate Consideration”) divided by (B) the per share Closing Sale Price of such corresponding Successor Capital Shares on the Trading Day immediately prior to the consummation or occurrence of the Fundamental Transaction and (II) the product of (A) the quotient obtained by dividing (x) the Aggregate Consideration, by (y) the Closing Sale Price of the ADSs on the Trading Day immediately prior to the consummation or occurrence of the Fundamental Transaction and (B) the highest exchange ratio pursuant to which any shareholder of the Company may exchange ADSs or Class A Ordinary Shares for Successor Capital Shares) (provided, however, to the extent that a Holder’s right to receive any such shares of publicly traded common shares (or their equivalent) of the Successor Entity would result in such Holder and its other Attribution Parties exceeding the Maximum Percentage, then such Holder shall not be entitled to receive such shares to such extent (and shall not be entitled to beneficial ownership of such publicly traded shares (or their equivalent) of the Successor Entity as a result of such consideration to such extent) and the portion of such shares shall be held in abeyance for such Holder until such time or times, as its right thereto would not result in such Holder and its other Attribution Parties exceeding the Maximum Percentage, at which time or times such Holder shall be delivered such shares to the extent as if there had been no such limitation), and such security shall be reasonably satisfactory to such Holder, and with an identical conversion price to the Conversion Price hereunder (such adjustments to the number of capital shares and such conversion price being for the purpose of protecting after the consummation or occurrence of such Fundamental Transaction the economic value of the Series A-1 Preferred Shares that was in effect immediately prior to the consummation or occurrence of such Fundamental Transaction, as elected by such Holder solely at its option). Upon occurrence or consummation of the Fundamental Transaction, and it shall be a required condition to the occurrence or consummation of such Fundamental Transaction that, the Company and the Successor Entity or Successor Entities shall deliver to each Holder confirmation that there shall be issued upon conversion of the Series A-1 Preferred Shares at any time after the occurrence or consummation of the Fundamental Transaction, as elected by a Holder solely at its option, ADSs, Class A Ordinary Shares, Successor Capital Shares or, in lieu of the ADSs, Class A Ordinary Shares or Successor Capital Shares (or other securities, cash, assets or other property purchasable upon the conversion of the Series A-1 Preferred Shares prior to such Fundamental Transaction), such shares, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights), which for purposes of clarification may continue to be ADSs or Class A Ordinary Shares, if any, that such Holder would have been entitled to receive upon the happening of such Fundamental Transaction or the record, eligibility or other determination date for the event resulting in such Fundamental Transaction, had such Holder’s Series A-1 Preferred Shares been converted immediately prior to such Fundamental Transaction or the record, eligibility or other determination date for the event resulting in such Fundamental Transaction (without regard to any limitations on the conversion of the Series A-1 Preferred Shares), as adjusted in accordance with the provisions of this Certificate of Designations. The provisions of this Section 7 shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations on the conversion of the Series A-1 Preferred Shares.

(b)           Corporate Events. In addition to and not in substitution for any other rights hereunder, prior to the occurrence or consummation of any Fundamental Transaction pursuant to which holders of ADSs or Class A Ordinary Shares are entitled to receive securities, cash, assets or other property with respect to or in exchange for ADSs or Class A Ordinary Shares (a “Corporate Event”), the Company shall make appropriate provision to ensure that, and any applicable Successor Entity or Successor Entities shall ensure that such Holder will thereafter have the right to receive at its option upon surrender of such Holder’s Series A-1 Preferred Shares upon the occurrence or consummation of the Corporate Event, in lieu of the ADSs (or other securities, cash, assets or other property) such Holder is entitled to receive upon the conversion of such Holder’s Series A-1 Preferred Shares prior to such Corporate Event (but not in lieu of such items still issuable under Sections 4(b) and 8, which shall continue to be receivable on the ADSs or on such shares, securities, cash, assets or any other property otherwise receivable with respect to or in exchange for ADSs), such shares, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights and any ADSs or Class A Ordinary Shares) which the Holders would have been entitled to receive upon the occurrence or consummation of such Corporate Event or the record, eligibility or other determination date for the event resulting in such Corporate Event, had such Holder’s Series A-1 Preferred Shares been converted immediately prior to such Corporate Event or the record, eligibility or other determination date for the event resulting in such Corporate Event (without regard to any limitations on conversion, including without limitation, the Maximum Percentage) (provided, however, to the extent that a Holder’s right to receive any such shares of publicly traded common shares (or their equivalent) of the Successor Entity would result in such Holder and its other Attribution Parties exceeding the Maximum Percentage, then such Holder shall not be entitled to receive such shares to such extent (and shall not be entitled to beneficial ownership of such shares of publicly traded shares (or their equivalent) of the Successor Entity as a result of such consideration to such extent) and the portion of such shares shall be held in abeyance for such Holder until such time or times, as its right thereto would not result in such Holder and its other Attribution Parties exceeding the Maximum Percentage, at which time or times such Holder shall be delivered such shares to the extent as if there had been no such limitation). Provision made pursuant to the preceding sentence shall be in a form and substance reasonably satisfactory to the Required Holders. The provisions of this Section shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations on the conversion of the Series A-1 Preferred Shares.

(c)           Redemption Right. No sooner than twenty (20) days nor later than fifteen (15) days prior to the consummation of a Change of Control, but not prior to the public announcement of such Change of Control, the Company shall deliver written notice thereof via electronic mail to the Holders (a “Change of Control Notice”). At any time during the period beginning on the earlier to occur of (x) any agreement by the Company or any of its Subsidiaries, upon consummation of which the transaction contemplated thereby would reasonably be expected to result in a Change of Control, (y) a Holder becoming aware of a Change of Control if the Change of Control Notice is not delivered to such Holder in accordance with the immediately preceding sentence (as applicable) and (z) a Holder’s receipt of a Change of Control Notice and ending twenty (20) Trading Days after the date of the consummation of such Change of Control, such Holder may require the Company to redeem (a “Change of Control Redemption”) all or any portion of such Holder’s Series A-1 Preferred Shares by delivering written notice thereof (“Change of Control Redemption Notice”) to the Company, which Change of Control Redemption Notice shall indicate the Conversion Amount such Holder is electing to require the Company to redeem. Any Series A-1 Preferred Shares subject to redemption pursuant to this Section 7(c) shall be redeemed by the Company in cash by wire transfer of immediately available funds at a price equal to 115% of the greater of (i) the Conversion Amount being redeemed and (ii) the product of (A) the Conversion Amount being redeemed and (B) the quotient determined by dividing (1) the greatest Closing Sale Price of the ADSs during the period beginning on the date immediately preceding the earlier to occur of (x) the consummation of the Change of Control and (y) the public announcement of such Change of Control and ending on the date such Holder delivers the Change of Control Redemption Notice, by (II) the lowest Conversion Price in effect during such period (the “Change of Control Redemption Price”). Redemptions required by this Section 7(c) shall be made in accordance with the provisions of Section 13 and shall have priority to payments to shareholders in connection with a Change of Control. To the extent redemptions required by this Section 7(c) are deemed or determined by a court of competent jurisdiction to be prepayments of the Series A-1 Preferred Shares by the Company, such redemptions shall be deemed to be voluntary prepayments. Notwithstanding anything to the contrary in this Section 7(c), but subject to Section 5(d), until the Change of Control Redemption Price is paid in full, the Conversion Amount submitted for redemption under this Section 7(c) may be converted, in whole or in part, by a Holder into ADSs pursuant to Section 5. The parties hereto agree that in the event of the Company’s redemption of any portion of the Series A-1 Preferred Shares under this Section 7(c), the Holders’ damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holders. Accordingly, any Change of Control redemption premium due under this Section 7(c) is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holders’ actual loss of its investment opportunity and not as a penalty.

(8)           PURCHASE RIGHTS. If at any time after the Subscription Date the Company grants, issues or sells any Options, Convertible Securities or rights to purchase shares, warrants, securities or other property pro rata to the record holders of ADSs or Class A Ordinary Shares (the “Purchase Rights”), then the Holders will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such Holder could have acquired if such Holder had held the number of ADSs (or Class A Ordinary Shares underlying such ADSs) acquirable upon complete conversion of the Series A-1 Preferred Shares (without taking into account any limitations or restrictions on the convertibility of the Series A-1 Preferred Shares and assuming for such purpose that the Series A-1 Preferred Shares were converted at the Alternate Conversion Price as of the applicable record date) immediately prior to the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of ADSs or Class A Ordinary Shares are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, that to the extent that a Holder’s right to participate in any such Purchase Right would result in such Holder and the other Attribution Parties exceeding the Maximum Percentage, then such Holder shall not be entitled to participate in such Purchase Right to such extent (and shall not be entitled to beneficial ownership of such Class A Ordinary Shares as a result of such Purchase Right (and beneficial ownership) to such extent) and such Purchase Right to such extent shall be held in abeyance for such Holder until such time or times as its right thereto would not result in such Holder and the other Attribution Parties exceeding the Maximum Percentage, at which time or times such Holder shall be granted such right (and any Purchase Right granted, issued or sold on such initial Purchase Right or on any subsequent Purchase Right to be held similarly in abeyance) to the same extent as if there had been no such limitation).

(9)           OPTIONAL REDEMPTION AT THE HOLDER’S ELECTION. If, at any time the applicable Issuance Date, the ratio of Total Indebtedness as of such time of determination to the quotient of (x) the sum of the Market Capitalization for each Trading Day during the ten (10) consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the applicable date of determination, divided by (y) ten (10), is equal to or greater than 25% (such failure, a “DTM Failure”), the Company shall promptly, and in any event within two (2) Business Days of a DTM Failure, deliver written notice of such DTM Failure to each Holder. From and after the DTM Trigger Date, each Holder shall have the right, in its sole and absolute discretion, to require that the Company redeem (a “Holder DTM Redemption”) all or any portion of the Holder’s Pro Rata Amount of the Conversion Amounts of ’Series A-1 Preferred Shares as necessary (after giving effect to such Holder DTM Redemption by the Holders) to cause the ratio of Total Indebtedness as of such time of determination to the quotient of (x) the sum of the Market Capitalization for each Trading Day during the ten (10) consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the applicable date of determination, divided by (y) ten (10), to equal 15% (each, an “Eligible DTM Redemption Amount”) by delivering written notice thereof (a “Holder DTM Redemption Notice” and the date such Holder delivers such notice to the Company, a “Holder DTM Redemption Notice Date”) to the Company which notice shall state (i) the number of Series A-1 Preferred Shares that is being redeemed by such Holder corresponding to a Conversion Amount that does not exceed such Holder’s Eligible DTM Redemption Amount, (ii) the date on which such Holder DTM Redemption shall occur which date shall be not less than five (5) Business Days from the applicable Holder DTM Redemption Notice Date (a “Holder DTM Redemption Date”) and (iii) the wire instructions for the payment of the applicable Holder DTM Redemption Price (as defined below) to such Holder. The portion of such Holder’s Series A-1 Preferred Shares subject to redemption pursuant to this Section 9 shall be redeemed by the Company in cash at a price equal to the Conversion Amount being redeemed, including, without limitation, any accrued and unpaid dividends on such Conversion Amount and any accrued and unpaid Late Charges on such Conversion Amount and dividends, if any, through the applicable Holder DTM Redemption Date (a “Holder DTM Redemption Price”). Holder DTM Redemptions made pursuant to this Section 9 shall be made in accordance with Section 13. To the extent redemptions required by this Section 9 are deemed or determined by a court of competent jurisdiction to be prepayments of the Series A-1 Preferred Shares by the Company, such redemptions shall be deemed to be voluntary prepayments. The parties hereto agree that in the event of the Company’s redemption of any portion of a Holder’s Series A-1 Preferred Shares under this Section 9, such Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for such Holder.

(10)         OFFER TO REPURCHASE. If, at any time while any Series A-1 Preferred Shares remain outstanding, an Offer to Repurchase Event is consummated or occurs, the Company shall deliver a written notice thereof within three (3) Business Days prior to the consummation or occurrence of such Offer to Repurchase Event by electronic mail and overnight courier to all, but not less than all, Holders (the “Offer to Repurchase Notice” and the date such notice is delivered to all the Holders is referred to as the “Offer to Repurchase Notice Date”) and offer to repurchase (an “Offer to Repurchase”) such Holder’s Series A-1 Preferred Shares in cash up to such Holder’s Pro Rata Amount of the applicable Available Cash (with respect to each Holder, the “Repurchase Amount”). The Offer to Repurchase shall offer to redeem Series A-1 Preferred Shares for cash up to the Holder’s Repurchase Amount at a price equal to the product obtained by multiplying (i) the Offer to Repurchase Event Redemption Premium and (ii) the greater of (x) the Conversion Amount being redeemed and (y) the product of (A) the Conversion Amount being redeemed and (B) the quotient determined by dividing (1) the greatest Closing Sale Price of the ADSs during the period beginning on the date immediately preceding the earlier to occur of (x) the consummation or occurrence of the applicable Offer to Repurchase Event and (y) the public announcement of such Offer to Repurchase Event and ending on the date such Holder delivers the related Acceptance Notice (as defined below), by (II) the lowest Conversion Price in effect during such period (the “Offer to Repurchase Price”). At any time after the receipt by a Holder of an Offer to Repurchase Notice, such Holder may require the Company or its Subsidiary, as applicable, to redeem, at the Offer to Repurchase Price, such Holder’s Series A-1 Preferred Shares for an amount not to exceed such Holder’s Repurchase Amount by delivering written notice thereof (the “Acceptance Notice”) to the Company, which Acceptance Notice shall indicate the Conversion Amount of the Series A-1 Preferred Shares that such Holder is electing to redeem and the date chosen by such Holder on which the Offer to Repurchase shall occur (the “Offer to Repurchase Date”). Each Offer to Repurchase Notice shall (A) describe the Offer to Repurchase Event giving rise to the applicable Offer to Repurchase pursuant to this Section 10, including, without limitation a certification by the Company’s or such Subsidiary’s, as the case may be, Chief Financial Officer demonstrating the calculation of the aggregate Available Cash received by the Company or such Subsidiary in connection with such event and (B) state the maximum Repurchase Amount to be paid to such Holder on such date. The Company shall publicly disclose (as part of an Annual Report on Form 20-F or on a Report of Foreign Private Issuer on Form 6-K or otherwise), that (1) an Offer to Repurchase Event has been consummated or has occurred and that, pursuant to the terms of this Certificate of Designations, the Holders may require the Company or such Subsidiary, as applicable, to redeem Series A-1 Preferred Shares with any Available Cash and (2) the amount of Available Cash received from, or paid in connection with, such Offer to Repurchase Event. In the event that the Company or such Subsidiary shall subsequently determine after the Offer to Repurchase Date that the actual Available Cash received or paid exceeded the amount set forth in the applicable Offer to Repurchase Notice, the Company or such Subsidiary, as applicable, shall promptly make an additional Offer to Repurchase of the Series A-1 Preferred Shares in an amount equal to such excess, and the Company or such Subsidiary shall concurrently therewith (1) deliver to each Holder a certificate of the Chief Financial Officer demonstrating the derivation of such excess and (2) publicly disclose (as part of a Report of Foreign Private Issuer on Form 6-K, or otherwise) the making of such additional Offer to Repurchase, including, without limitation, the additional amount of Series A-1 Preferred Shares that may be repurchased. If one or more Holders does not elect to require the Company or its Subsidiary, as applicable, to redeem its Series A-1 Preferred Shares with its full Repurchase Amount, the Company or the applicable Subsidiary shall promptly make additional Offers to Repurchase for Series A-1 Preferred Shares held by the Holders that previously elected to require the Company or applicable Subsidiary to redeem its Series A-1 Preferred Shares for its full Repurchase Amount. Such additional Offers to Repurchase shall be repeated pursuant to the terms of this Section 10 until all Available Cash have been used to redeem Series A-1 Preferred Shares or all Holders have failed to elect to have their Series A-1 Preferred Shares redeemed for their maximum amount hereunder. On the Offer to Repurchase Date the Company shall deliver or shall cause to be delivered the Offer to Repurchase Price in cash by wire transfer of immediately available funds pursuant to wire instructions provided by such Holder in writing to the Company. Notwithstanding the foregoing, if a Holder is participating in a Subsequent Placement giving rise to an Offer to Repurchase pursuant to this Section 10, upon the written request of such Holder, the Company shall apply all, or any part, as set forth in such written request, of any amounts that would otherwise be payable to such Holder in such Offer to Repurchase, on a dollar-for-dollar basis, against the purchase price of the securities to be purchased by such Holder in such Subsequent Placement. To the extent redemptions required by this Section 10 are deemed or determined by a court of competent jurisdiction to be prepayments of the Series A-1 Preferred Shares by the Company, such redemptions shall be deemed to be voluntary prepayments. All Conversion Amounts converted by a Holder after the Offer to Repurchase Notice Date shall reduce such Holder Repurchase Amount of the Series A-1 Preferred Shares required to be redeemed on the Offer to Repurchase Date, unless such Holder otherwise indicates in the applicable Conversion Notice. The parties hereto agree that in the event of the Company’s redemption of the Series A-1 Preferred Shares under this Section 10, the Holders’ damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holders.

(11)        NONCIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of its Memorandum and Articles of Association or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Certificate of Designations, and will at all times in good faith carry out all of the provisions of this Certificate of Designations and take all action as may be required to protect the rights of the Holders.

(12)         RESERVATION OF AUTHORIZED SHARES.

(a)            Reservation. The Company shall at all times Series A-1 Preferred Shares remain issued and outstanding have sufficient authorized and unissued Class A Ordinary Shares for each of the Series A-1 Preferred Shares equal to not less than 175% of the maximum number of Class A Ordinary Shares underlying the ADSs necessary to effect the conversion at the Alternate Conversion Rate as of any applicable date of determination (without regard to any limitations herein on any such conversion) with respect to the Conversion Amount of each such Series A-1 Preferred Share assuming that all of the Series A-1 Preferred Shares issuable pursuant to the Securities Purchase Agreement have been issued (the “Required Reserve Amount”). The Company shall, so long as any of the Series A-1 Preferred Shares are issued and outstanding, take all action necessary to reserve and keep available out of its authorized and unissued Class A Ordinary Shares, solely for the purpose of effecting the conversions of the Series A-1 Preferred Shares, such number of Class A Ordinary Shares as shall from time to time be necessary to effect the conversion of all of the Series A-1 Preferred Shares then outstanding; provided that at no time shall the number of Class A Ordinary Shares so reserved shall at no time be less than the Required Reserve Amount. The initial number of Class A Ordinary Shares reserved for conversions of the Series A-1 Preferred Shares and each increase in the number of shares so reserved shall be allocated pro rata among the Holders based on the number of Series A-1 Preferred Shares held by each Holder at the time of issuance of the Series A-1 Preferred Shares or increase in the number of reserved shares, as the case may be (the “Authorized Share Allocation”). In the event a Holder shall sell or otherwise transfer any of such Holder’s Series A-1 Preferred Shares, each transferee shall be allocated a pro rata portion of the number of reserved Class A Ordinary Shares reserved for such transferor. Any Class A Ordinary Shares reserved and allocated to any Person which ceases to hold any Series A-1 Preferred Shares (other than pursuant to a transfer of Series A-1 Preferred Shares in accordance with the immediately preceding sentence) shall be allocated to the remaining Holders of Series A-1 Preferred Shares, pro rata based on the number of Series A-1 Preferred Shares then held by such Holders.

(b)           Insufficient Authorized Shares. If at any time while any of the Series A-1 Preferred Shares remain issued and outstanding the Company does not have a sufficient number of authorized and unreserved Class A Ordinary Shares to satisfy its obligation to reserve for issuance upon conversion of the Series A-1 Preferred Shares at least a number of Class A Ordinary Shares equal to the Required Reserve Amount (an “Authorized Share Failure”), then the Company shall immediately take all action necessary to increase the Company’s authorized Class A Ordinary Shares to an amount sufficient to allow the Company to reserve the Required Reserve Amount for the Series A-1 Preferred Shares then issued and outstanding. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than sixty (60) days after the occurrence of such Authorized Share Failure, the Company shall hold a meeting of its shareholders for the approval of an increase in the number of authorized Class A Ordinary Shares. In connection with such meeting, the Company shall provide each shareholder with a proxy statement and shall use its best efforts to solicit its shareholders’ approval of such increase in authorized Class A Ordinary Shares and to cause its Board to recommend to the shareholders that they approve such proposal. Notwithstanding the foregoing, if during any such time of an Authorized Share Failure, the Company is able to obtain the written consent of a majority of its issued and outstanding Class A Ordinary Shares to approve the increase in the number of authorized Class A Ordinary Shares, the Company may satisfy this obligation by obtaining such consent and submitting for filing with the SEC an Information Statement on Schedule 14C. If, upon any conversion of Series A-1 Preferred Shares, the Company does not have sufficient authorized shares to deliver in satisfaction of such conversion, then unless a Holder elects to rescind such attempted conversion, such Holder may require the Company to pay to such Holder within two (2) Trading Days of the applicable attempted conversion, cash in an amount equal to the product of (i) the number of ADSs that the Company is unable to deliver pursuant to this Section 12, and (ii) the highest Closing Sale Price of the ADSs during the period beginning on the date of the applicable Conversion Date and ending on the date the Company makes the applicable cash payment.

(13)         REDEMPTIONS.

(a)            Mechanics. The Company shall deliver the applicable Triggering Event Redemption Price to each Holder within three (3) Business Days after the Company’s receipt of such Holder’s Triggering Event Redemption Notice; provided that upon a Bankruptcy Triggering Event, the Company shall deliver the applicable Bankruptcy Triggering Event Redemption Price in accordance with Section 4(c) (as applicable, the “Triggering Event Redemption Date”). If a Holder has submitted a Change of Control Redemption Notice in accordance with Section 7(c), the Company shall deliver the applicable Change of Control Redemption Price to such Holder (i) concurrently with the consummation of such Change of Control if such notice is received prior to the consummation of such Change of Control and (ii) within three (3) Business Days after the Company’s receipt of such notice otherwise (such date, the “Change of Control Redemption Date”). The Company shall deliver the applicable Holder DTM Redemption Price to each Holder in cash on the applicable Holder DTM Redemption Date. The Company shall deliver the applicable Offer to Repurchase Redemption Price to each Holder in cash on the applicable Offer to Repurchase Redemption Date. The Company shall pay the applicable Redemption Price to the Holders in cash by wire transfer of immediately available funds pursuant to wire instructions provided by each of the Holders in writing to the Company on the applicable due date. In the event that the Company does not pay a Redemption Price to a Holder within the time period required, at any time thereafter and until the Company pays such unpaid Redemption Price in full, a Holder shall have the option, in lieu of redemption, to require the Company to promptly return to such Holder any or all of the Series A-1 Preferred Shares that were submitted for redemption by such Holder and for which the applicable Redemption Price has not been paid. Upon the Company’s receipt of such notice, (i) the applicable Redemption Notice of such Holder shall be null and void with respect to such Series A-1 Preferred Shares, (ii) the Company shall immediately return any Series A-1 Preferred Shares, or issue new Series A-1 Preferred Share Certificates to such Holder representing such Conversion Amount to be redeemed and (iii) the Conversion Price of such returned or new Series A-1 Preferred Shares shall be adjusted to the lesser of (A) the Conversion Price as in effect on the date on which the applicable Redemption Notice is voided and (B) the lowest Closing Bid Price of the ADSs during the period beginning on and including the date on which the applicable Redemption Notice is delivered to the Company and ending on and including the date on which the applicable Redemption Notice is voided. A Holder’s delivery of a notice voiding a Redemption Notice and exercise of its rights following such notice shall not affect the Company’s obligations to make any payments of Late Charges which have accrued prior to the date of such notice with respect to the Conversion Amount subject to such notice.

(b)            Redemption by Other Holders. Upon the Company’s receipt of notice from any Holder for redemption or repayment as a result of an event or occurrence substantially similar to the events or occurrences described in Section 6(b) or Section 7(c) or Section 9 or Section 10 (each, an “Other Redemption Notice”), the Company shall immediately, but no later than one (1) Business Day of its receipt thereof, forward to each Holder a copy of such notice. If the Company receives a Redemption Notice and one or more Other Redemption Notices, during the seven (7) Business Day period beginning on and including the date which is three (3) Business Days prior to the Company’s receipt of such Holder’s Redemption Notice and ending on and including the date which is three (3) Business Days after the Company’s receipt of a Holder’s Redemption Notice and the Company is unable to redeem all Stated Value, dividends, Late Charges and other amounts designated in such Redemption Notice and such Other Redemption Notices received during such seven (7) Business Day period, then the Company shall redeem a pro rata amount from each Holder based on the Stated Value of the Series A-1 Preferred Shares submitted for redemption pursuant to such Redemption Notice and such Other Redemption Notices received by the Company during such seven (7) Business Day period.

(c)            Insufficient Assets. If upon a Redemption Date, the assets of the Company are insufficient to pay the applicable Redemption Price, the Company shall (i) take all appropriate action reasonably within its means to maximize the assets available for paying the applicable Redemption Price, (ii) redeem out of all such assets available therefor on the applicable Redemption Date the maximum possible number of Series A-1 Preferred Shares that it can redeem on such date pro rata among the Holders to be redeemed in proportion to the aggregate number of Series A-1 Preferred Shares outstanding on the applicable Redemption Date and (iii) following the applicable Redemption Date, at any time and from time to time when additional assets of the Company become available to pay the balance of the applicable Redemption Price of the Series A-1 Preferred Shares, the Company shall use such assets, at the end of the then current fiscal quarter, to pay the balance of such Redemption Price of the Series A-1 Preferred Shares, or such portion thereof for which assets are then available, on the basis set forth above at the applicable Redemption Price, and such assets will not be used prior to the end of such fiscal quarter for any other purpose. Dividends on the Stated Value of the Series A-1 Preferred Shares that have not been redeemed shall continue to accrue until such time as the Company redeems the Series A-1 Preferred Shares. The Company shall pay to each Holder the applicable Redemption Price for each Series A-1 Preferred Share without regard to the legal availability of funds unless expressly prohibited by applicable law or unless the payment of the applicable Redemption Price could reasonably be expected to result in personal liability to the directors of the Company.

(14)         NO VOTING RIGHTS. Except as otherwise provided herein (including, but not limited to Sections 15, 16 and 17) or otherwise required by law, no voting rights are carried by the Series A-1 Preferred Shares.

(15)        NEGATIVE COVENANTS. Until all of the Series A-1 Preferred Shares have been converted, redeemed or otherwise satisfied in full in accordance with their terms, the Company shall not, and shall not permit any of its Subsidiaries, without the prior written consent of the Required Holders, to directly or indirectly:

(a)            incur any Indebtedness, other than Permitted Indebtedness;

(b)           allow or suffer to exist any mortgage, lien, pledge, charge, security interest or other encumbrance (collectively, “Liens”) upon any property or assets owned by the Company or any of its Subsidiaries to secure Indebtedness, other than Permitted Liens;

(c)            other than with respect to the Series A-1 Preferred Shares in accordance with the terms of the Certificate of Designations, redeem or repurchase its Equity Interest (except (i) on a pro rata basis among all holders thereof, (ii) and redemptions or repurchases of Equity Interests held by any current or former officer, director, employee or consultant (or permitted transferees, estates or heirs of any of the foregoing) pursuant to any Approved Share Plan );

(d)           issue Series A-1 Preferred Shares (other than as contemplated by the Securities Purchase Agreement), or issue any other securities that would cause a breach or default under this Certificate of Designations;

(e)           in the case of the Company, create (by reclassification or otherwise), or authorize the creation of, or issue or obligate itself to issue additional or other share capital of the Company or securities exchangeable for or convertible or exercisable into share capital of the Company whether such share capital is Pari Passu Shares or ranks senior to the Series A-1 Preferred Shares prior and in preference to the Series A-1 Preferred Shares in respect of the preferences as to distributions, the payment of dividends and payments upon a Liquidation Event;

(f)            insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law (wherever or whenever enacted or in force) that may affect the covenants or the performance of the terms and conditions set forth in this Certificate of Designations or resort to any such law, to hinder, delay or impede the execution of any power granted to any Holder pursuant to this Certificate of Designations, but will suffer and permit the execution of every such power as though no such law has been enacted;

(g)           effect or enter into an agreement to effect any Subsequent Placement involving a Variable Rate Transaction without the prior written consent of the Required Holders and the Holders shall be entitled to obtain injunctive relief against the Company and its Subsidiaries to preclude any such issuance, which remedy shall be in addition to any right to collect damages; or

(h)           guarantee or secure the indebtedness of any of its Significant Subsidiaries.

(16)         AFFIRMATIVE COVENANTS. Until all of the Series A-1 Preferred Shares have been converted, redeemed or otherwise satisfied in full in accordance with their terms, the Company shall, and shall cause each Significant Subsidiary to, unless otherwise agreed to by the Required Holders:

(a)            maintain and preserve its existence, rights and privileges, and become or remain duly qualified and in good standing (where such concept is applicable) in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except in the case that any such failure to so maintain, preserve or comply has not had and is not reasonably likely to have, a Material Adverse Effect;

(b)           maintain and preserve all of its properties which are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, and comply at all times with the provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder, except in the case that any such failure to so maintain, preserve or comply has not had, and is not reasonably likely to have, a Material Adverse Effect;

(c)           take all action necessary or advisable to maintain all of the Intellectual Property Rights that are necessary or material to the conduct of its business in full force and effect;

(d)           carry, or be covered by, insurance by insurers of recognized financial responsibility in such amounts and covering such losses and risks, including, but not limited to, directors and officers insurance coverage, as is adequate for the conduct of their respective businesses and the value of their respective properties and as is customary for companies engaged in similar businesses;

(e)           in the case of the Company, engage an independent auditor to audit its financial statements that is registered with (and in compliance with the rules and regulations of) the Public Company Accounting Oversight Board;

(f)            (x) pay when due all taxes, fees or other charges of any nature whatsoever (together with any related interest or penalties) now or hereafter imposed or assessed against the Company and its Subsidiaries or their respective assets or upon their ownership, possession, use, operation or disposition thereof or upon their rents, receipts or earnings arising therefrom (except where the failure to pay would not, individually or in the aggregate, have a Material Adverse Effect) and (y) file on or before the due date therefor all personal property tax returns (except where the failure to file would not, individually or in the aggregate, have a Material Adverse Effect); provided, however that the Company and its Subsidiaries may contest, in good faith and by appropriate proceedings, taxes for which they maintain adequate reserves therefor in accordance with GAAP;

(g)           expressly waive all benefits or advantages of any stay, extension or usury law (wherever or whenever enacted or in force);

(h)           in the case of the Company, (x) on or prior to the date that is ninety (90) days immediately following the end of each Calendar Quarter following the first Issuance Date occurring hereunder, report in the Company’s Annual Report on Form 20-F or Report of Foreign Private Issuer on Form 6-K, the Company’s quarterly “cash operating expenses” (or other similar term) for the immediately preceding Calendar Quarter and (y) maintain (on a consolidated basis) at all times on deposit unrestricted cash in an aggregate amount equal to not less than such quarterly “cash operating expenses” (or other similar term) (the “Minimum Cash Reserve Requirement”);

(i)            in the case of the Company, notify the Holders in writing whenever a Triggering Event or DTM Failure occurs or whenever the Company fails to meet the Minimum Cash Reserve Requirement; and

(j)            in the case of the Company, elect to follow home country practice in lieu of any rules and regulations of the Principal Market (or other then applicable Eligible Market) that would limit the Company’s ability to effect the provisions of this Certificate of designations, including but not limited to shareholder approval rules related to the issuance of securities or adjustment of terms of this Certificate of Designations for the benefit of the Holders.

(17)         VOTE TO CHANGE THE TERMS OF OR ISSUE SERIES A-1 PREFERRED SHARES. In addition to any other rights provided by law, except where the vote or written consent of the holders of a greater number of shares is required by law or by another provision of the Memorandum and Articles of Association, the affirmative vote at a general meeting duly called for such purpose or the written consent without a meeting of the Required Holders, voting together as a single class, and without requiring the vote of any other class, including without limitation, without requiring the vote of any class of Ordinary Shares, shall be required before the Company may: (a) amend or repeal any provision of, or add any provision to, the Memorandum and Articles of Association or bylaws, or file any articles of amendment, certificate of designations, preferences, limitations and relative rights of any series of preferred shares, if such action would adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of the Series A-1 Preferred Shares, regardless of whether any such action shall be by means of amendment to the Memorandum and Articles of Association or by merger, consolidation or otherwise; (b) increase or decrease (other than by conversion) the authorized number of Series A-1 Preferred Shares; or (c) amend or waive any provision of the Certificate of Designations with respect to the Series A-1 Preferred Shares. Any amendment or waiver to this Certificate of Designations made in conformity with the provisions of this Section 17 shall be binding on all Holders. No such amendment or waiver shall be effective to the extent that it applies to less than all of the Holders.

(18)         TRANSFER. Series A-1 Preferred Shares and any ADSs (including any Class A Ordinary Shares underlying such ADSs) issued upon conversion of the Series A-1 Preferred Shares may be offered, sold, assigned or transferred by a Holder without the consent of the Company. Holders shall have the right to transfer and to exercise rights with respect to fractional Series A-1 Preferred Shares and any redemptions of Series A-1 Preferred Shares by the Company shall be made calculating the number of applicable Series A-1 Preferred Shares to one-ten thousandth of a Series A-1 Preferred Share.

(19)         EQUAL TREATMENT OF HOLDERS. No consideration shall be offered or paid to any of the Holders to amend or waive or modify any provision of the Series A-1 Preferred Shares, unless the same consideration (other than the reimbursement of legal fees) is also offered to all of the Holders. This provision constitutes a separate right granted to each of the Holders by the Company and shall not in any way be construed as the Holders acting in concert or as a group with respect to the purchase, disposition or voting of securities or otherwise.

(20)        PAYMENT OF COLLECTION, ENFORCEMENT AND OTHER COSTS. If (a) this Certificate of Designations is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or a Holder otherwise takes action to collect amounts due under this Certificate of Designations or to enforce the provisions of this Certificate of Designations or (b) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors’ rights and involving a claim under this Certificate of Designations, then the Company shall pay the costs incurred by such Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, but not limited to, attorneys’ fees and disbursements.

(21)         GENERAL PROVISIONS.

(a)            In addition to the above provisions with respect to Series A-1 Preferred Shares, such Series A-1 Preferred Shares shall be subject to and be entitled to the benefit of the provisions set forth in the Memorandum and Articles of Association of the Company with respect to preferred shares of the Company generally.

(b)           Any Series A-1 Preferred Shares which are converted, repurchased or redeemed shall be automatically and immediately cancelled and shall not be reissued, sold or transferred.

(c)           Whenever notice is required to be given under this Certificate of Designations, unless otherwise provided herein, such notice shall be given in accordance with Section 9(f) of the Securities Purchase Agreement.

(22)         REMEDIES, CHARACTERIZATIONS, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Certificate of Designations shall be cumulative and in addition to all other remedies available under this Certificate of Designations and any of the other Transaction Documents, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit a Holder’s right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Certificate of Designations. The Company covenants to each Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by such Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holders and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holders shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

(23)        CONSTRUCTION; HEADINGS. This Certificate of Designations shall be deemed to be jointly drafted by the Company and all the Buyers and shall not be construed against any person as the drafter hereof. The headings of this Certificate of Designations are for convenience of reference and shall not form part of, or affect the interpretation of, this Certificate of Designations.

(24)         FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

(25)         DISPUTE RESOLUTION. In the case of a dispute as to the determination of the Closing Bid Price or the Closing Sale Price or the arithmetic calculation of the Conversion Rate, the Conversion Price or any Redemption Price, the Company shall instruct the Depositary to issue to such Holder the number of ADSs that is not disputed and the Company shall submit the disputed determinations or arithmetic calculations within one (1) Business Day of receipt, or deemed receipt, of the Conversion Notice or Redemption Notice or other event giving rise to such dispute, as the case may be, to the applicable Holder. If a Holder and the Company are unable to agree upon such determination or calculation within one (1) Business Day of such disputed determination or arithmetic calculation being submitted to such Holder, then the Company shall, within one (1) Business Day submit (a) the disputed determination of the Closing Bid Price or the Closing Sale Price to an independent, reputable investment bank selected by such Holder and approved by the Company, such approval not to be unreasonably withheld, conditioned or delayed, or (b) the disputed arithmetic calculation of the Conversion Rate, Conversion Price or any Redemption Price to an independent, outside accountant, selected by such Holder and approved by the Company, such approval not to be unreasonably withheld, conditioned or delayed. The Company, at the Company’s expense, shall cause the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the applicable Holder of the results no later than five (5) Business Days from the time it receives the disputed determinations or calculations. Such investment bank’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

(26)        NOTICES; PAYMENTS.

(a)            Notices. Whenever notice is required to be given under this Certificate of Designations, unless otherwise provided herein, such notice shall be given in accordance with Section 9(f) of the Securities Purchase Agreement. The Company shall provide the Holders with prompt written notice of all actions taken pursuant to this Certificate of Designations, including in reasonable detail a description of such action and the reason therefore. Without limiting the generality of the foregoing, the Company shall give written notice to the Holders (i) immediately upon any adjustment of the Fixed Conversion Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least ten (10) Business Days prior to the date on which the Company closes its books or takes a record (I) with respect to any dividends or distribution upon the ADSs or Class A Ordinary Shares, (II) with respect to any pro rata subscription offer to holders of ADSs or Class A Ordinary Shares or (III) for determining rights to vote with respect to any Fundamental Transaction or Liquidation Event, provided that such information shall be made known to the public prior to or in conjunction with such notice being provided to such Holder.

(b)            Payments. Whenever any payment of cash is to be made by the Company to any Person pursuant to this Certificate of Designations, such payment shall be made in lawful money of the United States of America via wire transfer of immediately available funds by providing the Company with prior written notice setting out such request and such Holder’s wire transfer instructions; provided, that a Holder may elect to receive a payment of cash by a check drawn on the account of the Company and sent via overnight courier service to such Person at such address as previously provided to the Company in writing (which address, in the case of each of the Buyers, shall initially be as set forth on the Schedule of Buyers attached to the Securities Purchase Agreement). Whenever any amount expressed to be due by the terms of this Certificate of Designations is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day. Any amount of Stated Value or other amounts due under the Transaction Documents which is not paid when due shall result in a late charge being incurred and payable by the Company in an amount equal to interest on such amount at the rate of fifteen percent (15.0%) per annum from the date such amount was due until the same is paid in full (“Late Charge”).

(27)         GOVERNING LAW; JURISDICTION; JURY TRIAL. This Certificate of Designations shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Certificate of Designations shall be governed by, the internal laws of the Cayman Islands, without giving effect to any choice of law or conflict of law provision or rule (whether of the Cayman Islands or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the Cayman Islands. The Company hereby irrevocably submits to the exclusive jurisdiction of the courts of the Cayman Islands for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. The Company hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address set forth in Section 9(f) of the Securities Purchase Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein shall be deemed or operate to preclude the Holders from bringing suit or taking other legal action against the Company in any other jurisdiction to collect on the Company’s obligations to the Holders, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court ruling in favor of the Holders. THE COMPANY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS CERTIFICATE OF DESIGNATIONS OR ANY TRANSACTION CONTEMPLATED HEREBY.

(28)        LOST OR STOLEN CERTIFICATES. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Series A-1 Preferred Share Certificates representing the Series A-1 Preferred Shares, and, in the case of loss, theft or destruction, of any indemnification undertaking by such Holder to the Company in customary form (but without any obligation to post a surety or other bond) and, in the case of mutilation, upon surrender and cancellation of the Series A-1 Preferred Share Certificate(s), the Company shall execute and deliver new Series A-1 Preferred Share Certificate(s) representing the outstanding Stated Value; provided, however, the Company shall not be obligated to re-issue Series A-1 Preferred Share Certificate(s) if such Holder contemporaneously requests the Company to convert such Series A-1 Preferred Shares into ADSs.

(29)         DISCLOSURE. Upon receipt or delivery by the Company of any notice in accordance with the terms of this Certificate of Designations, unless the Company has in good faith determined that the matters relating to such notice do not constitute material, nonpublic information relating to the Company or its Subsidiaries, the Company shall contemporaneously with any such receipt or delivery publicly disclose such material, nonpublic information on a Report of Foreign Private Issuer on Form 6-K or otherwise. In the event that the Company believes that a notice contains material, nonpublic information relating to the Company or its Subsidiaries, the Company so shall indicate to the Holders contemporaneously with delivery of such notice, and in the absence of any such indication, the Holders shall be allowed to presume that all matters relating to such notice do not constitute material, nonpublic information relating to the Company or its Subsidiaries.

(30)         SERIES A-1 PREFERRED SHARE REGISTER. The Company shall maintain at its principal executive offices (or such other office or agency of the Company as it may designate by notice to the Holders), a register for the Series A-1 Preferred Shares, in which the Company shall record the name and address of the persons in whose name the Series A-1 Preferred Shares have been issued, as well as the name and address of each transferee. The Company may treat the Person in whose name any Series A-1 Preferred Share is registered on the register as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any properly made transfers.

(31)         SHAREHOLDER MATTERS. Any shareholder action, approval or consent required, desired or otherwise sought by the Company pursuant to the rules and regulations of the Principal Market, the Companies Act, this Certificate of Designations or otherwise with respect to the issuance of the Series A-1 Preferred Shares or the ADSs issuable upon conversion thereof may be effected by written consent of the Company’s shareholders or at a duly called general meeting of the Company’s shareholders, all in accordance with the applicable rules and regulations of the Principal Market and the Companies Act. This provision is intended to comply with the applicable sections of the Companies Act permitting shareholder action, approval and consent affected by written consent in lieu of a meeting.

(32)        INDEPENDENT NATURE OF HOLDERS’ OBLIGATIONS AND RIGHTS. The rights and obligations of each Holder under any Transaction Document are several and not joint with the obligations of any other Holder, and no Holder shall be responsible in any way for the performance of the obligations of any other Holder under any Transaction Document. Nothing contained herein or in any other Transaction Document, and no action taken by any Holder pursuant hereto or thereto, shall be deemed to constitute such Holder as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Holders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. Each Holder shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Certificate of Designations or out of any other Transaction Documents, and it shall not be necessary for any other Holder to be joined as an additional party in any proceeding for such purpose.

(33)        CURRENCY; TAXES; JUDGMENT CURRENCY.

(a)            Currency. All Stated Value, dividends, Late Charges, redemption Price and other amounts owing under this Certificate of Designations or any Transaction Document that, in accordance with their terms, are paid in cash shall be paid in United States dollars. All amounts denominated in other currencies shall be converted in the United States dollar equivalent amount in accordance with the Exchange Rate on the date of calculation.

(b)           Taxes.

(i)            Any and all payments by the Company hereunder, including any amounts received in cash on a repayment or redemption of the Series A-1 Preferred Shares and any amounts on account of dividends, interest or deemed interest, shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, withholdings or similar charges, and all liabilities (including additions to tax, penalties and interest) with respect thereto, imposed under applicable law (collectively referred to as “Taxes”) unless the Company is required to withhold or deduct any amounts for, or on account of Taxes pursuant to any applicable law.  If the Company shall be required to deduct any Taxes from or in respect of any sum payable hereunder to such Holder, (i) the sum payable shall be increased by the amount necessary to ensure that after making all required deductions (including deductions applicable to additional sums payable under this Section 33(b)) such Holder would receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Company shall make such deductions and (iii) the Company shall pay the full amount withheld or deducted to the relevant governmental authority within the time required by applicable laws.

(ii)            In addition, the Company agrees to pay to the relevant governmental authority in accordance with applicable law any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or in connection with the execution, delivery, registration, enforcement or performance of, or otherwise with respect to, this Certificate of Designations (“Other Taxes”).

(iii)            The Company shall deliver to the Holders official receipts, if any, in respect of any Taxes and Other Taxes payable hereunder promptly after payment of such Taxes and Other Taxes, or such other evidence of payment reasonably acceptable to such Holder.

(iv)            The Company shall indemnify such Holder within ten (10) calendar days after written demand therefor, for the full amount of any Taxes or Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 33(b)), plus any related additions to tax, interest or penalties, that are paid by such Holder to, or imposed on such Holder by, the relevant governmental authority, whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant governmental authority.

(v)            The obligations of the Company under this Section 33(b) shall survive the termination of this Certificate of Designations and the payment of the Series A-1 Preferred Shares and all other amounts payable hereunder.

(c)            Judgment Currency. If for the purpose of obtaining or enforcing judgment against the Company in any court in any jurisdiction it becomes necessary to convert into any other currency (such other currency being hereinafter in this Section 33(c) referred to as the “Judgment Currency”) an amount due in United States dollars under this Certificate of Designations, the conversion shall be made at the Exchange Rate prevailing on the Business Day immediately preceding:

(i)              the date actual payment of the amount due, in the case of any proceeding in the courts of the Cayman Islands or in the courts of any other jurisdiction that will give effect to such conversion being made on such date: or

(ii)             the date on which the foreign court determines, in the case of any proceeding in the courts of any other jurisdiction (the date as of which such conversion is made pursuant to this Section 33(c)(ii) being hereinafter referred to as the “Judgment Conversion Date”).

(iii)            If in the case of any proceeding in the court of any jurisdiction referred to in Section 33(c)(ii) above, there is a change in the Exchange Rate prevailing between the Judgment Conversion Date and the date of actual payment of the amount due, the applicable party shall pay such adjusted amount as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the Exchange Rate prevailing on the date of payment, will produce the amount of United States dollars which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial order at the Exchange Rate prevailing on the Judgment Conversion Date. Any amount due from the Company under this provision shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of this Certificate of Designations.

(34)        CERTAIN DEFINITIONS. For purposes of this Certificate of Designations, Preferences and Rights of Series A-1 Preferred Shares of the Company (this “Certificate of Designations”) the following terms shall have the following meanings:

(a)            “ADSs” means American Depositary Shares, each representing fifteen (15) Class A Ordinary Shares.

(b)           “Affiliate” shall have the meaning ascribed to such term in Rule 405 of the Securities Act.

(c)            “Alternate Conversion Price” means, with respect to any Alternate Conversion, that price which shall be the lowest of (i) the applicable Conversion Price as in effect on the applicable Conversion Date of the applicable Alternate Conversion, (ii) 80% of the arithmetic average of the three (3) lowest daily Weighted Average Prices of the ADSs during the twenty (20) consecutive Trading Days immediately preceding the applicable Alternate Conversion Date, (iii) 80% of the Weighted Average Price of the ADSs on the applicable Alternate Conversion Date, (iv) 80% of the Weighted Average Price of the ADSs on the Trading Day immediately preceding the applicable Alternate Conversion Date and (v) 80% of the lowest daily Weighted Average Price of the ADSs during the twenty (20) consecutive Trading Days ending on the date of the first occurrence of the Triggering Event giving rise to the applicable Alternate Conversion, inclusive, less the Issuance Fee. All such determinations shall be appropriately adjusted for any share dividend, share split, share combination, reclassification or similar transaction that proportionately decreases or increases the ADSs or Class A Ordinary Shares during such period.

(d)           “Approved Share Plan” means any employee benefit plan which has been approved by the Board, pursuant to which the Company’s securities may be issued to any employee, officer, director or consultant for services provided to the Company.

(e)           “ATM Offering” means any at-the-market offering of ADSs, including any at-the-market offering made pursuant to (i) the Company’s currently effective Form F-3 Registration Statement (Reg No. 333-278762) or (ii) any other registration statement filed by the Company that may be declared effective in the future.

(f)            “Attribution Parties” means, collectively, the following Persons: (i) any investment vehicle, including, any funds, feeder funds or managed accounts, currently, or from time to time after the applicable Issuance Date, directly or indirectly managed or advised by such Holder’s investment manager or any of its Affiliates or principals, (ii) any direct or indirect Affiliates of such Holder or any of the foregoing, (iii) any Person acting or who could be deemed to be acting as a Group together with such Holder or any of the foregoing and (iv) any other Persons whose beneficial ownership of the Class A Ordinary Shares would or could be aggregated with such Holder’s and the other Attribution Parties for purposes of Section 13(d) of the Exchange Act. For clarity, the purpose of the foregoing is to subject collectively such Holder and all other Attribution Parties to the Maximum Percentage.

(g)            “Available Cash” means (i) with respect to an Offer to Repurchase Event described in clause (i) of such definition, 30% of the gross cash proceeds generated by such event and (ii) with respect to an Offer to Repurchase Event described in clause (ii) of such definition, 100% of the gross amount of cash paid to the Permitted Secured Lenders with respect to the Permitted Secured Indebtedness.

(h)           “Bloomberg” means Bloomberg Financial Markets.

(i)            “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York, Hong Kong, the Cayman Islands and Singapore are authorized or required by law to remain closed.

(j)            “Buyers” has the meaning ascribed to such term in the Securities Purchase Agreement.

(k)            “Calendar Quarter” means each three-month quarter in a calendar year (i.e., January through March, April through June, July through September and October through December).

(l)            “Change of Control” means any Fundamental Transaction other than (i) any reorganization, recapitalization or reclassification of the ADSs or Class A Ordinary Shares in which holders of the Company’s voting power immediately prior to such reorganization, recapitalization or reclassification continue after such reorganization, recapitalization or reclassification to hold publicly traded securities and, directly or indirectly, are, in all material respect, the holders of the voting power of the surviving entity (or entities with the authority or voting power to elect the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities) after such reorganization, recapitalization or reclassification or (ii) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company.

(m)          “Closing Bid Price” and “Closing Sale Price” means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or last trade price, respectively, of such security prior to 4:00:00 p.m., New York Time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the Pink Open Market (f/k/a OTC Pink) published by OTC Markets Group, Inc. (or a similar organization or agency succeeding to its functions of reporting prices). If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as mutually determined by the Company and the applicable Holder. If the Company and such Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 25. All such determinations shall be appropriately adjusted for any share dividend, share split, share combination, reclassification or other similar transaction during the applicable calculation period that proportionately decreases or increases the ADSs or Class A Ordinary Shares during such period.

(n)           “Class A Ordinary Shares” means (i) the Company’s Class A Ordinary Shares, par value US$0.00000005 per share, and (ii) any share capital into which such Class A Ordinary Shares shall have been changed or any share capital resulting from a reorganization, recapitalization or reclassification of such Class A Ordinary Shares.

(o)           “Class B Ordinary Shares” means (i) the Company’s Class B Ordinary Shares, par value US$0.00000005 per share, and (ii) any share capital into which such Class B Ordinary Shares shall have been changed or any share capital resulting from a reorganization, recapitalization or reclassification of such Class B Ordinary Shares.

(p)           “Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

(q)           “Convertible Securities” means any shares or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for ADSs or Class A Ordinary Shares.

(r)            “Depositary” means The Bank of New York Mellon (or any successor thereto) acting as Depositary under that certain Deposit Agreement dated as of November 20, 2019 by and between the Company and The Bank of New York Mellon and owners and holder of ADSs, as may be amended, amended and restated, supplemented or otherwise modified from time to time.

(s)            “Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof, in whole or in part, (c) provides for the scheduled payments of dividends or distributions in cash, or (d) is convertible into or exchangeable for (i) Indebtedness or (ii) any other Equity Interests that would constitute Disqualified Equity Interests, in each case of clauses (a) through (d), prior to the date that is ninety-one (91) days after the Maturity Date.

(t)            “DTM Trigger Date” means the date that is ninety (90) days immediately following the occurrence of a DTM Failure, provided that no Triggering Event (or event that with the passage of time and the failure to cure would result in a Triggering Event) or DTM Failure then exists.

(u)           “Eligible Market” means the Principal Market, The New York Stock Exchange, The Nasdaq Capital Market, The Nasdaq Global Select Market, or the NYSE American.

(v)           “Equity Interests” means (a) all shares of capital (whether denominated as common capital or preferred capital), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting and (b) all securities convertible into or exchangeable for any of the foregoing and all warrants, Options or other rights to purchase, subscribe for or otherwise acquire any of the foregoing, whether or not presently convertible, exchangeable or exercisable.

(w)          “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(x)           “Exchange Rate” means, in relation to any amount of currency to be converted into U.S. dollars pursuant to this Certificate of Designations, the U.S. dollar exchange rate as published in the Wall Street Journal on the relevant date of calculation (it being understood and agreed that where an amount is calculated with reference to, or over, a period of time, the date of calculation shall be the final date of such period of time).

(y)           “Excluded Securities” means any ADSs or Class A Ordinary Shares issued or issuable or deemed to be issued in accordance with Section 5(e) hereof by the Company: (A) under any Approved Share Plan; (B) under an ATM Offering; (C) with respect to the Series A Preferred Shares; (D) with respect to the Series A-1 Preferred Shares pursuant to the terms of this Certificate of Designations; and (E) upon conversion, exercise or exchange of any Options or Convertible Securities which are outstanding on the day immediately preceding the Subscription Date, provided that such issuance of ADSs or Class A Ordinary Shares upon exercise of such Options or Convertible Securities is made pursuant to the terms of such Options or Convertible Securities in effect on the date immediately preceding the Subscription Date and such Options or Convertible Securities are not amended, modified or changed on or after the Subscription Date.

(z)            “Fundamental Transaction” means (i) that the Company shall, directly or indirectly, including through Subsidiaries, Affiliates or otherwise, in one or more related transactions, (a) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Subject Entity, or (b) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company or any of its “significant subsidiaries” (as defined in Rule 1-02 of Regulation S-X) to one or more Subject Entities, or (c) make, or allow one or more Subject Entities to make, or allow the Company to be subject to or have its Class A Ordinary Shares be subject to or party to one or more Subject Entities making, a purchase, tender or exchange offer that is accepted by the holders of at least either (1) 50% of the issued and outstanding Class A Ordinary Shares (2) 50% of the issued and outstanding Class A Ordinary Shares calculated as if any Class A Ordinary Shares held by all Subject Entities making or party to, or Affiliated with any Subject Entities making or party to, such purchase, tender or exchange offer were not outstanding; or (3) such number of Class A Ordinary Shares such that all Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such purchase, tender or exchange offer, become collectively the beneficial owners (as defined in Rule 13d-3 under the Exchange Act) of at least 50% of the issued and outstanding Class A Ordinary Shares, or (d) consummate a share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with one or more Subject Entities whereby such Subject Entities, individually or in the aggregate, acquire, either (1) at least 50% of the issued and outstanding Class A Ordinary Shares, (2) at least 50% of the issued and outstanding Class A Ordinary Shares calculated as if any Class A Ordinary Shares held by all the Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such share purchase agreement or other business combination were not outstanding; or (3) such number of Class A Ordinary Shares such that the Subject Entities become collectively the beneficial owners (as defined in Rule 13d-3 under the Exchange Act) of at least 50% of the issued and outstanding Class A Ordinary Shares, or (e) reorganize, recapitalize or reclassify its Class A Ordinary Shares, (ii) that the Company shall, directly or indirectly, including through Subsidiaries, Affiliates or otherwise, in one or more related transactions, allow any Subject Entity individually or the Subject Entities in the aggregate to be or become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, whether through acquisition, purchase, assignment, conveyance, tender, tender offer, exchange, reduction in issued and outstanding Class A Ordinary Shares, merger, consolidation, business combination, reorganization, recapitalization, spin-off, scheme of arrangement, reorganization, recapitalization or reclassification or otherwise in any manner whatsoever, of either (a) at least 50% of the aggregate ordinary voting power represented by issued and outstanding Class A Ordinary Shares, (b) at least 50% of the aggregate ordinary voting power represented by issued and outstanding Class A Ordinary Shares not held by all such Subject Entities as of the Subscription Date calculated as if any Class A Ordinary Shares held by all such Subject Entities were not outstanding, or (c) a percentage of the aggregate ordinary voting power represented by issued and outstanding Class A Ordinary Shares or other equity securities of the Company sufficient to allow such Subject Entities to effect a statutory short form merger or other transaction requiring other shareholders of the Company to surrender their Class A Ordinary Shares without approval of the shareholders of the Company or (iii) that the Company shall directly or indirectly, including through Subsidiaries, Affiliates or otherwise, in one or more related transactions, the issuance of or the entering into any other instrument or transaction structured in a manner to circumvent, or that circumvents, the intent of this definition in which case this definition shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this definition to the extent necessary to correct this definition or any portion of this definition which may be defective or inconsistent with the intended treatment of such instrument or transaction. For the avoidance of doubt, any references herein to Class A Ordinary Shares shall include the Class A Ordinary Shares underlying ADSs.

(aa)         “GAAP” means United States generally accepted accounting principles, consistently applied.

(bb)         “Group” means a “group” as that term is used in Section 13(d) of the Exchange Act and as defined in Rule 13d-5 thereunder.

(cc)         “Indebtedness” of any Person means, without duplication (i) all indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services, including (without limitation) “finance leases” in accordance with GAAP (other than trade payables entered into in the ordinary course of business consistent with past practice), (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (vi) all monetary obligations under any leasing or similar arrangement which, in connection with GAAP, consistently applied for the periods covered thereby, is classified as a finance lease, (vii) all Disqualified Equity Interests, (viii) all indebtedness referred to in clauses (i) through (vii) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, deed of trust, lien, pledge, charge, security interest or other encumbrance of any nature whatsoever in or upon any property or assets (including accounts and contract rights) with respect to any asset or property owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (ix) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (i) through (vii) above.

(dd)         “Intellectual Property Rights” has the meaning ascribed to such term in the Securities Purchase Agreement.

(ee)         “Issuance Date” means the date of issuance of the applicable Series A-1 Preferred Shares.

(ff)          “Lead Investor” means .

(gg)         “Liquidation Event” means the voluntary or involuntary liquidation, dissolution or winding up of the Company or such Subsidiaries the assets of which constitute all or substantially all of the assets of the business of the Company and its Subsidiaries taken as a whole, in a single transaction or series of transactions, or adoption of any plan for the same.

(hh)         “Market Capitalization” means an amount equal to (i) the total number of issued and outstanding ADSs on the Principal Market as reported by the Company in its most recent Annual report on Form 20-F, Report of Foreign Private Issuer on Form 6-K or other filing with the SEC, multiplied by (ii) the arithmetic average of the Closing Sale Prices of the ADSs for the ten (10) consecutive Trading Days immediately preceding the applicable date of determination.

(ii)           “Market Price” means 92.50% of the lowest daily Weighted Average Price of the ADSs during the five (5) consecutive Trading Days immediately preceding the applicable Conversion Date. All such determinations shall be appropriately adjusted for any share split, share dividend, share combination, reclassification or other similar transaction during such period that proportionately decreases or increases the ADSs or Class A Ordinary Shares during such period.

(jj)           “Material Adverse Effect” has the meaning ascribed to such term in the Securities Purchase Agreement.

(kk)          “Offer to Repurchase Event” means (i) the consummation by the Company or any Subsidiary of any Subsequent Placement or (ii) the payment by the Company to the Permitted Secured Lenders of any cash with respect to the Permitted Secured Indebtedness.

(ll)           “Offer to Repurchase Event Redemption Premium” means (i) with respect to an Offer to Repurchase Event described in clause (i) of such definition, 115% and (ii) with respect to an Offer to Repurchase Event described in clause (ii) of such definition, 100%.

(mm)       "Options” means any rights, warrants or options to subscribe for or purchase ADSs or Class A Ordinary Shares or Convertible Securities.

(nn)         “Option Value” means the value of an Option based on the Black and Scholes Option Pricing model obtained from the “OV” function on Bloomberg determined as of (A) the Trading Day prior to the public announcement of the issuance of the applicable Option if the issuance of such Option is publicly announced or (B) the Trading Day immediately following the issuance of the applicable Option if the issuance of such Option is not publicly announced, for pricing purposes and reflecting (i) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of the applicable Option as of the applicable date of determination, (ii) an expected volatility equal to the greater of 100% and the 100 day volatility obtained from the HVT function on Bloomberg as of (A) the Trading Day immediately following the public announcement of the applicable Option if the issuance of such Option is publicly announced or (B) the Trading Day immediately following the issuance of the applicable Option if the issuance of such Option is not publicly announced, (iii) the underlying price per share used in such calculation shall be the highest Weighted Average Price of the ADSs during the period beginning on the Trading Day prior to the execution of definitive documentation relating to the issuance of the applicable Option and ending on (A) the Trading Day immediately following the public announcement of such issuance, if the issuance of such Option is publicly announced or (B) the Trading Day immediately following the issuance of the applicable Option if the issuance of such Option is not publicly announced, (iv) a zero cost of borrow and (v) a 360 day annualization factor.

(oo)        “Ordinary Shares” means the Class A Ordinary Shares and the Class B Ordinary Shares, collectively.

(pp)         “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person, including such entity whose common capital or equivalent equity security is quoted or listed on an Eligible Market (or, if so elected by the Required Holders, any other market, exchange or quotation system), or, if there is more than one such Person or such entity, the Person or such entity designated by the Required Holders or in the absence of such designation, such Person or entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

(qq)        “Permitted Indebtedness” means (i) trade payables incurred in the ordinary course of business consistent with past practice, (ii) Indebtedness incurred solely for the purpose of financing the acquisition or lease of equipment, (iii) the Indebtedness disclosed in the Company Disclosure Letter, (iv) 5-year unsecured convertible bonds that include a fixed conversion price issued pursuant to Rule 144A, provided that the fixed conversion price for such bonds is not subject to being reset, and (v) Permitted Secured Indebtedness, provided, however, that in order for Permitted Secured Indebtedness to constitute Permitted Indebtedness hereunder, (x) the Company is required to comply with Section 10, (y) in the event any Holder does not elect to redeem such Holder’s Series A-1 Preferred Shares in accordance with Section 10, such Holder’s Pro Rata Amount of any Available Cash described in clause (ii) of such definition shall be delivered in trust to such Holder in accordance with such Holder’s wire instructions and may be used by such Holder in satisfaction of any cash obligations of the Company pursuant to the terms and conditions of this Certificate of Designations (for the avoidance of doubt, any such Available Cash delivered to such Holder in trust shall in no event limit any cash obligation of the Company to such Holder pursuant to the terms and conditions of this Certificate of Designations) and such Holder shall repay any unused Available Cash to the Company on or prior to the date that is thirty (30) days immediately following the earlier of (x) the first date no Series A-1 Preferred Shares remain outstanding and (y) no Series A-1 Preferred Shares remain issuable pursuant to the terms and conditions set forth in the Securities Purchase Agreement and (z) prior to the incurrence of such Permitted Secured Indebtedness, the Company shall enter into an agreement with the Holders and the Permitted Secured Lenders, in form and substance reasonably satisfactory to the Required Holders, to (1) provide for the distribution, on a pari-passu basis between the Holders and the Permitted Secured Lenders, of any cash proceeds resulting from the foreclosure of any collateral securing such Permitted Secured Indebtedness and (2) for the Permitted Secured Lenders to waive all claims against the Available Cash held in trust by such Holder.

(rr)           “Permitted Liens” means (i) any Lien for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) any statutory Lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent, (iii) any Lien created by operation of law, such as materialmen’s liens, mechanics’ liens and other similar liens, arising in the ordinary course of business with respect to a liability that is not yet due or delinquent or that are being contested in good faith by appropriate proceedings, (iv) Liens (A) upon or in any equipment acquired or held by the Company or any of its Subsidiaries to secure the purchase price of such equipment or Indebtedness incurred solely for the purpose of financing the acquisition or lease of such equipment, or (B) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, (v) Liens incurred in connection with the extension, renewal or refinancing of the Indebtedness secured by Liens of the type described in clause (iv) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced does not increase, (vi) leases or subleases and licenses and sublicenses granted to others in the ordinary course of the Company’s business, not interfering in any material respect with the business of the Company and its Subsidiaries taken as a whole, (vii) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of custom duties in connection with the importation of goods, (viii) Liens arising from judgments, decrees or attachments in circumstances not constituting a Triggering Event under Section 6(a)(ix); and (ix) Liens securing bitcoin mining machines that are subject to hosting agreements with third party vendors and (x) Liens securing Permitted Secured Indebtedness.

(ss)         “Permitted Secured Indebtedness” means Indebtedness incurred by the Company and/or any of its Subsidiaries as borrower or guarantor under one or more asset-based credit facilities in an aggregate principal amount not to exceed US$50,000,000 outstanding at any time.

(tt)          “Permitted Secured Lenders” means the lenders under the Permitted Secured Indebtedness.

(uu)         “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and any governmental entity or any department or agency thereof.

(vv)         “Principal Market” means The Nasdaq Global Market.

(ww)        “Pro Rata Amount” means a fraction (i) the numerator of which is the number of Series A-1 Preferred Shares held by the applicable Holder at the applicable time of determination and (ii) the denominator of which is the number of Series A-1 Preferred Shares outstanding at the applicable time of determination.

(xx)          “Redemption Dates” means, collectively, the Triggering Event Redemption Dates, the Change of Control Redemption Dates, the Holder DTM Redemption Dates and the Offer to Repurchase Dates, as applicable, each of the foregoing, individually, a Redemption Date.

(yy)         “Redemption Notices” means, collectively, Triggering Event Redemption Notices, the Change of Control Redemption Notices, the Holder DTM Redemption Notices and the Offer to Repurchase Notices, each of the foregoing, individually, a Redemption Notice.

(zz)          “Redemption Prices” means, collectively, the Triggering Event Redemption Prices, the Change of Control Redemption Prices, the Holder DTM Redemption Prices and Offer to Repurchase Prices each of the foregoing, individually, a Redemption Price.

(aaa)       “Required Holders” means the Holders representing at least a majority of the aggregate Series A-1 Preferred Shares then issued and outstanding and shall include the Lead Investor.

(bbb)      “SEC” means the United States Securities and Exchange Commission.

(ccc)       “Securities Act” means the Securities Act of 1933, as amended.

(ddd)      “Securities Purchase Agreement” means that certain securities purchase agreement dated as of the Subscription Date by and among the Company and the investors listed on the signature pages attached thereto pursuant to which the Company issued the Series A-1 Preferred Shares, as may be amended, amended and restated, supplemented or otherwise modified from time to time.

(eee)       “Significant Subsidiaries” has the meaning ascribed to such term in Regulation S-X.

(fff)         “Stated Value” means US$1,072.80 per Series A-1 Preferred Share.

(ggg)      “Subject Entity” means any Person, Persons or Group or any Affiliate or associate of any such Person, Persons or Group.

(hhh)      “Subscription Date” means November 19, 2024.

(iii)          “Subsequent Placement” means any transaction (or series of related transactions) in which the Company or any Subsidiary offers, sells, grants any option to purchase, or otherwise disposes of (or announces any offer, sale, grant or any option to purchase or other disposition of) any of its or any Subsidiary’s debt, equity or equity equivalent securities, including without limitation any debt, preferred shares or other instrument or security that is, at any time during its life and under any circumstances, convertible into or exchangeable or exercisable for ADSs, Class A Ordinary Shares, Options or Convertible Securities; provided, however, that the incurrence of Permitted Secured Indebtedness shall not constitute a Subsequent Placement.

(jjj)          “Subsidiary” has the meaning ascribed to such term in the Securities Purchase Agreement.

(kkk)       “Successor Entity” means one or more Person or Persons (or, if so elected by the Required Holders, the Company or Parent Entity) formed by, resulting from or surviving any Fundamental Transaction or one or more Person or Persons (or, if so elected by the Required Holders, the Company or the Parent Entity) with which such Fundamental Transaction shall have been entered into.

(lll)          “Total Indebtedness” means the sum of (x) all Indebtedness of the Company and/or any of its Subsidiaries, as applicable, (y) the Conversion Amount of all Series A Preferred Shares and all Series A-1 Preferred Shares and (y) all trade payables and cash based obligations of the Company and/or any of its Subsidiaries, as applicable, in each case, outstanding as of the applicable date of determination; provided, however, that solely for purpose of this definition, Total Indebtedness (1) shall only include Indebtedness, trade payables and cash based obligations that bear interest or provide for an original issue discount or a redemption premium and (2) shall not include any customer pre-payments.

(mmm)    “Trading Day” means any day on which the ADSs are traded on the Principal Market, or, if the Principal Market is not the principal trading market for the ADSs on such day, then on the principal securities exchange or securities market on which the ADSs are then traded.

(nnn)      “Transaction Documents” has the meaning ascribed to such term in the Securities Purchase Agreement.

(ooo)      “Variable Rate Transaction” means a transaction in which the Company or any of its Subsidiaries (i) issues or sells securities in an at-the-market, equity line of credit facility or similar agreement, other than pursuant to an ATM Offering, (ii) issues or sells any Convertible Securities or Options either (A) at a conversion, exercise or exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for the ADSs or Class A Ordinary Shares at any time after the initial issuance of such Convertible Securities or Options, or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such Convertible Securities or Options or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the ADSs or Class A Ordinary Shares, other than pursuant to a customary “weighted average” anti-dilution provision or (iii) enters into any agreement whereby the Company or any Subsidiary may sell securities at a future determined price (other than standard and customary “preemptive” or “participation” rights); provided, however, that issuances of securities under an Approved Share Plan shall not be deemed a Variable Rate Transaction.

(ppp)     “Weighted Average Price” means the volume weighted average price of the ADSs on the Principal Market for a particular Trading Day as reported by Bloomberg (based on a Trading Day from 9:30 a.m. (New York City time) to 4:00 p.m. (New York City time)).

* * * * *

IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be signed by Nangeng Zhang, its Chairman and Chief Executive Officer, as of the 19 day of November, 2024.

CANAAN INC.

By:	/s/ Nangeng Zhang
	Name:	Nangeng Zhang
	Title:	Chairman and Chief Executive Officer

EXHIBIT I

CANAAN INC.

CONVERSION NOTICE

Reference is made to the Certificate of Designations, Preferences and Rights of Series A-1 Convertible Preferred Shares of Canaan Inc. (the “Certificate of Designations”). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series A-1 Convertible Preferred Shares, par value $0.00000005 per share (the “Series A-1 Preferred Shares”), of Canaan Inc., a Cayman Islands exempted company (the “Company”), indicated below into American Depositary Shares, each representing fifteen (15) Class A Ordinary Shares, par value $0.00000005 per share (the “ADSs”), of the Company, as of the date specified below.

Date of Conversion:

Number of Series A-1 Preferred Shares to be converted:

Total Stated Value of Shares to be converted:

Tax ID Number (If applicable):

[Please confirm the following information]:

Conversion Price:

Alternate Conversion Price:

Number of Days Since Issuance:

Payment of dividends in cash, if any

If number of Series A-1 Preferred Shares is provided above, number of ADSs to be issued : :

Please issue the ADSs into which the Series A-1 Preferred Shares are being converted to the Holder, or for its benefit, as follows:

☐            Check here if requesting delivery as a certificate to the following name and to the following address:

Issue to:

Address:

Telephone Number:

Electronic Mail:

☐            Check here if requesting delivery by DTC as follows:

DTC Participant:

DTC Number:

Account Number:

Authorization:

By:

Title:

Dated:

Account Number (if electronic book entry transfer):

Transaction Code Number (if electronic book entry transfer):

[NOTE TO HOLDER -- THIS FORM MUST BE SENT CONCURRENTLY TO TRANSFER AGENT AND THE DEPOSITARY]

ACKNOWLEDGMENT

The Company hereby acknowledges this Conversion Notice and hereby directs the Depositary to issue the above indicated number of ADSs in accordance with the Irrevocable Depositary Instructions dated [•] from the Company and acknowledged and agreed to by the Depositary.

CANAAN INC.

By:
Name:
Title: